EXHIBIT 10.91

                                                 [Execution Copy]
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STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is entered into as of this 26th day of November, 1996 by and between SPECIALTY FOODS CORPORATION, a
Delaware corporation ("Seller"), and B COMPANIES ACQUISITION
CORP., a Delaware corporation ("Buyer").

     Seller owns all of the issued and outstanding capital stock of BGH HOLDINGS, INC., a Delaware corporation ("BGH Holdings"), which in turn owns all of the issued and outstanding capital stock of B&G-DSD HOLDINGS, INC., a Delaware corporation ("B&G-DSD"), which owns all of the issued and outstanding capital stock of (i) BLOCH & GUGGENHEIMER, INC., a Delaware corporation ("B&G") and (ii) B&G FOODS, INC., a Delaware corporation ("B&G Foods"). B&G Foods in turn owns all of the issued and outstanding capital stock of ROSELAND MANUFACTURING, INC., a Delaware corporation ("Roseland"). B&G-DSD, B&G, B&G Foods and Roseland are collectively referred to as the "B&G COMPANIES".

     Seller owns all of the issued and outstanding capital stock of BRH HOLDINGS, INC., a Delaware corporation ("BRH Holdings"), which in turn owns all of the issued and outstanding capital stock of BURNS & RICKER, INC., a Delaware corporation ("B&R" and, together with the B&G Companies, the "Companies").

     Subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of such shares of BGH Holdings and of BRH Holdings.

     The parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF STOCK

     Section 1.01 Definitions. As used herein, the terms set forth below shall have the following meanings:

          "Accounts Receivable Facility" means that certain accounts receivable securitization facility pursuant to which certain subsidiaries of Seller, including certain of the Companies, have transferred their accounts receivable.

          "Accounts Receivable Purchase Agreement" means that certain agreement attached hereto as Exhibit A.

          "Adjusted Closing Date Balance Sheet" has the meaning set forth in Section 1.03(e).

          "Affiliate" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, that for purposes of this Agreement, the term Affiliate, with respect to Seller, shall not include any stockholder of Specialty Foods Acquisition
Corporation ("SFAC").

          "Aggregate Environmental Threshold" has the meaning set forth in Section 4.26(g).

          "Bank" has the meaning set forth in Section 5.06.

          "Basket" has the meaning set forth in Section 7.02(a).

          "BRS" has the meaning set forth in Section 5.06.

          "Business Day" means a day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

          "Cash Contribution" has the meaning set forth in
Section 5.06.

          "Closing" has the meaning set forth in Section 1.04.

          "Closing Date" means the specific date on which the Closing shall be held as provided in Section 1.04.

          "Closing Date Balance Sheet" has the meaning set forth in Section 1.03(d).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Commitment Letter" has the meaning set forth in
Section 5.06.

          "Environmental Matters" means, any matter arising out of, relating to or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and any matters relating to emissions, discharges, or releases of Hazardous Materials.

          "Environmental Laws" means all federal, state and local laws dealing with Environmental Matters, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et. seq., the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. Section 11001 et. seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 690 et. seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C.
Section 136 et. seq., and the Clean Air Act, 42 U.S.C., Section
7401 et. seq.

          "Environmental Threshold" has the meaning set forth in
Section 4.26(g).

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Affiliate" shall mean each of the Companies and any other entity, including BGH Holdings and BRH Holdings, that at any time since January 1, 1990, is or has been, together with such Company, BGH Holdings or BRH Holdings, treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code.

          "Estimated Net Assets Statement" has the meaning set forth in Section 1.03(b).

          "Excluded Liability Amount" shall mean the sum of:

               (i)  the full amount of accounts payable on
                    the books of BGH Holdings, BRH Holdings
                    and the Companies on the Latest Balance
                    Sheet Date or the Closing Date, as the
                    case may be, which, as of such date as
                    determined in a manner consistent with
                    the manner in which the Companies have
                    historically received, recorded and aged their accounts payable, are recorded as being in excess of one (1) week past due from the date payment was due in the ordinary course of business to the third party vendor (without taking into account early payment dates because of any discounts, allowances, rebates or other inducements for early payment), it being agreed that all amounts due and owing to Owens Illinois pursuant to the letter agreement dated May 7, 1996 with the Companies are not listed as "past due" and shall, therefore, be treated as not being "past due" for purposes of this adjustment (it being further agreed that as of the Latest Balance Sheet Date, the amount calculated under this clause (i) is $4,093,076); plus

               (ii) the sum of (a) the full amount that will
                    be due and owing on the Latest Balance
                    Sheet Date or the Closing Date, as the
                    case may be, to Eagle Rock Avenue
                    Associates, including the present value
                    of interest that will accrue thereon
                    through April 18, 1999 (discounted to
                    the Closing Date at a 10% per annum
                    discount rate) and (b) an amount equal
                    to the present value of $19,645 per
                    month for each month through April 18,
                    1999 (discounted to the Closing Date at
                    a 10% per annum discount rate), in each
                    case on account of the Notes that have
                    or will be delivered to landlord
                    pursuant to paragraph 4 of Section 1 of
                    the Memorandum of Agreement relating to
                    the lease by the Companies of the
                    Roseland facility (identified as Item 5
                    on Schedule 4.16) (it being further
                    agreed that as of the Latest Balance
                    Sheet Date, the amount calculated under
                    this clause (ii) is $1,043,212); plus

               (iii)     the current and non-current
                    portions, as of the Latest Balance Sheet
                    Date or the Closing Date, as the case
                    may be, of all Capital Leases, including the Capital Leases between the Companies and General Electric Credit Corporation, Cargill Leasing Corporation and R.N.A. Investment Associates (it being further agreed that as of the Latest Balance Sheet Date, the amount calculated under this clause (iii) is $838,474); plus

               (iv) the aggregate amount of the guaranteed
                    minimum profit payments that the
                    Companies are obligated to make to
                    Belco, Inc. from the Latest Balance
                    Sheet Date or the Closing Date, as the
                    case may be, through July 31, 1997 that
                    are referenced in Section 3 of the Co-
                    Packing and Lease Termination Agreement
                    dated as of October 27, 1995 (identified on Schedule 4.16) (it being further agreed that as of the Latest Balance Sheet Date, the amount calculated under this clause (iv) is $135,416); plus

               (v)  the aggregate amount of the non-compete
                    payments that the Companies are
                    obligated to make to Jonathan Belding
                    ("Belding") from the Latest Balance
                    Sheet Date or the Closing Date, as the
                    case may be, through July 31, 1997 that
                    are referenced in the letter from B&R to Belding dated October 27, 1996 (identified on Schedule 4.16) (it being further agreed that as of the Latest Balance Sheet Date, the amount calculated under this clause (v) is $43,940); plus

               (vi) the amount, if any, of the reserve
                    established by the Companies as an
                    estimate of the cost of finalizing a
                    settlement with Belding and Belco, Inc.
                    relating to the closing out of the co-
                    pack relationship with Belco, Inc. (it
                    being further agreed that as of the
                    Latest Balance Sheet Date the aggregate
                    amount calculated under this clause (vi) is $92,424); plus

               (vii)     the reserve established by the
                    Companies as the above-market portion of the lease expense relating to the East Brunswick facility governed by that certain lease Agreement dated August 1, 1994 between Wilbel, Inc. and the Companies (as successor-in-interest to Belco, Inc.) through its expiration in August, 1997 (it being further agreed that as of the Latest Balance Sheet Date, the aggregate amount calculated under this clause (vii) is $98,000).

          "Financial Statements" has the meaning set forth in
Section 4.06.

          "Financing" has the meaning set forth in Section
5.06(a).

          "Food, Drug and Cosmetic Act" means the Federal Food,
Drug and Cosmetic Act approved June 25, 1938.

          "GAAP" means United States generally accepted accounting principles.

          "Hazardous Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws, including, without limitation, petroleum products, asbestos and radioactive materials.

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

          "Income Taxes" means (a) federal, state or local income or franchise taxes or other similar taxes measured by income and all other taxes reported on Returns which include federal, state or local income or franchise taxes or other similar taxes measured by income, together with any interest or penalties imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause (a) above.

          "Indemnified Party" has the meaning set forth in
Section 7.02(c).

          "Indemnifying Party" has the meaning set forth in
Section 7.02(c).

          "Initial Accounts Receivable Purchase Price" has the meaning set forth in Section 1.03(a) of the Accounts Receivable
Purchase Agreement.

          "Initial Purchase Price" has the meaning set forth in
Section 1.03(a).

          "Insured Liability" has the meaning set forth in
Section 7.06(a).

          "Latest Balance Sheet" has the meaning set forth in
Section 4.06.

          "Latest Balance Sheet Date" means September 28, 1996.

          "Leased Real Estate" has the meaning set forth in
Section 4.16.

          "Lien" means any lien, encumbrance, license, defect of title, easement, charge, security interest, mortgage, pledge, right of first refusal, restrictive covenant, preemptive right or option or contractual transfer restrictions.

          "Losses" has the meaning set forth in Section 7.02(a).

          "Material Contracts" has the meaning set forth in
Section 4.20.

          "Net Assets" means the total Current Assets of BGH Holdings, BRH Holdings and the Companies, on a consolidated basis, less total Current Liabilities of BGH Holdings, BRH Holdings and the Companies, on a consolidated basis. "Current Assets" shall consist of (i) Cash and Cash Equivalents, (ii) Trade Receivables (but only those Trade Recevables which were not sold to Specialty Foods Finance Corporation ("SFFC") pursuant to the terms and conditions of the Accounts Receivable Facility),
(iii) Inventory, (iv) Pre-Paid Expenses, and (v) Other Current Assets, but excluding (x) current deferred Income Tax assets and estimated Income Tax payments on behalf of BGH Holdings, BRH Holdings and the Companies, and (y) all of those Trade Receivables that have been sold to SFFC pursuant to the terms and conditions of the Accounts Receivable Facility. "Current Liabilities" shall consist of (i) Accounts Payable (other than accounts payable included within the Excluded Liability Amount),
(ii) Accrued Expense, (iii) other current liabilities (including, without limitation, current portions of long-term indebtedness or capital lease obligations) included in the Excluded Liability Amount and (iv), with respect to Net Assets reflected in the Adjusted Closing Date Balance Sheet, all liabilities as of the Closing Date not included in the Excluded Liability Amount; provided that "Current Liabilities" shall exclude (x) current deferred Income Tax Liabilities and current Income Tax Liabilities, (y) the Excluded Liability Amount and (z) intercompany current liabilities. Capitalized terms used in this definition appear on the consolidated balance sheet of Holdings and the Companies appearing as Attachment 4.06 to Schedule 4.06.

          "Letter of Credit" has the meaning set forth in Section
5.06.

          "Neutral Auditors" has the meaning set forth in Section
1.03(e).

          "Other Taxes" means all Taxes which are not Income
Taxes.

          "Owned Real Estate" has the meaning set forth in
Section 4.15.

          "Permitted Exceptions" has the meaning set forth in
Section 4.15.

          "Person" means an individual, a corporation, a partnership, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Personal Property Leases" has the meaning set forth in
Section 4.17.

          "Pre-Closing Period" means (i) all tax periods that end on or before the Closing Date, or (ii) for tax periods that begin before the Closing Date and end after the Closing Date, the allocable portion of such period ending on the Closing Date as set forth in Section 8.02(c) or 8.04(b).

          "Post Closing Period" means (i) all tax periods that begin after the Closing Date, or (ii) for tax periods that begin before the Closing Date and end after the Closing Date, the allocable portion of such period beginning on the day after the Closing Date as set forth in Section 8.02(c) or Section 8.04(b).

          "Purchase Price" has the meaning set forth in Section
1.03(a).

          "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape.

          "Remediation" means investigation, remediation, removal, containment, monitoring or other response action.

          "Resolution Period" has the meaning set forth in
Section 1.03(e).

          "Returns" means any returns, reports and forms required to be filed with any Taxing Authority.

          "Seller's, BGH Holdings', BRH Holdings' and the Companies knowledge," or "to the knowledge of Seller, BGH Holdings, BRH Holdings and the Companies," or any similar phrase, means the actual knowledge of Messrs. Brown, Burke, Cantwell, Fishbune, Haecker, Kelly, Levine, Pilnick, Polaner, Wenner, or Ms. Morzorati, in each case after reasonable investigation.

          "Shares" has the meaning set forth in Section 1.02.

          "State Income Tax Stub Period" has the meaning set forth in Section 8.02(c).

          "State Income Tax" means (i) any state or local income or franchise taxes measured by income together with any interest or penalties imposed with respect thereto, and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above.

          "Tax Attribute" means any deduction, net operating loss, basis, credit or any other tax item of a similar nature.

          "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "Taxes" means any federal, state, local or foreign income, gross receipt, license, payroll, employment, excise, severance, stamp, occupation, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

          "Title Commitments" shall have the meaning set forth on
Section 2.01(h).

          "Title Company" shall have the meaning set forth in
Section 2.01(h).

     Section 1.02 Basic Transaction. Seller agrees to and will sell, transfer, assign and deliver to Buyer at the Closing good and marketable title to, free and clear of all Liens of every kind, and Buyer agrees to and will purchase and accept from Seller, on the terms and subject to the conditions set forth in this Agreement, 100% of the issued and outstanding shares of capital stock of BGH Holdings (the "BGH Shares") and 100% of the issued and outstanding shares of capital stock of the BRH Holdings (the "BRH Shares" and, together with the BGH Shares, the "Shares").

     Section 1.03   Consideration for Purchase of Shares.

          (a) Aggregate Consideration. At Closing, Buyer will pay to Seller $68,168,000, (i) increased dollar for dollar to the extent Net Assets set forth on the Estimated Net Assets Statement exceeds Net Assets as reflected in the Latest Balance Sheet, or decreased dollar for dollar to the extent Net Assets set forth on the Estimated Net Assets Statement is less than Net Assets reflected in the Latest Balance Sheet, and (ii) decreased by (x) the Initial Accounts Receivable Purchase Price, and (y) the Excluded Liability Amount as of the Closing Date (the "Initial Purchase Price"). The Initial Purchase Price will be paid by wire transfer or equivalent means, in immediately available funds in the United States as Seller shall direct to Buyer. The Initial Purchase Price shall be adjusted to reflect changes in the net worth of Holdings and the Companies, as set forth in
Section 1.03(c) below. The Initial Purchase Price, as so adjusted, is referred to as the "Purchase Price".

          (b) Delivery of Estimated Closing Balance Sheet. Seller shall deliver to Buyer three days prior to the Closing Date, a statement of the estimated Net Assets that will exist at Closing (the "Estimated Net Assets Statement") and the Excluded Liability Amount as of the Closing Date accompanied by the calculation of the amount of the Initial Purchase Price. The Estimated Net Assets Statement and the Excluded Liability Amount as of the Closing Date shall be prepared by Seller in good faith and in accordance with GAAP applied on a basis consistent with the manner in which the Latest Balance Sheet was prepared and shall be reasonably acceptable to Buyer.

          (c) Adjustment of Initial Purchase Price. The Initial Purchase Price shall be (i) increased dollar for dollar to the extent Net Assets reflected in the Adjusted Closing Date Balance Sheet exceeds Net Assets reflected in the Estimated Net Assets Statement, or (ii) decreased dollar for dollar to the extent Net Assets reflected in the Adjusted Closing Date Balance Sheet are less than Net Assets reflected in the Estimated Net Assets Statement and (iii) adjusted to reflect the finalization of the Excluded Liability Amount as of the Closing Date. To the extent that any such adjustment to the Excluded Liability Amount results in (i) an increase in the amount thereof, such increase shall be paid by Seller to Buyer or (ii) a decrease in the amount thereof, such decrease shall be paid by Buyer to Seller. If the parties agree, any such payment owing by one party to the other under the preceding sentence may be netted against amounts payable as a result of the determination of the Adjusted Closing Date Balance Sheet. Any adjustments to the Initial Purchase Price made pursuant to this Section 1.03(c) shall bear simple interest from and including the Closing Date to, but not including, the date of payment at 7% per annum, based on a 365-day year. Any adjustments to the Initial Purchase Price made pursuant to this
Section 1.03(c), together with interest thereon, shall, within five (5) Business Days after the day the Adjusted Closing Date Balance Sheet is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors, be paid by wire transfer in immediately available funds to an account in the United States specified by the party to whom such payment is owed.

          (d) Procedures for Determination of the Closing Date Balance Sheet. As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Seller shall prepare an unaudited consolidated balance sheet of BGH Holdings, BRH Holdings and the Companies as of the close of business on the day prior to the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall fairly present in all material respects the financial position of BGH Holdings, BRH Holdings and the Companies prepared on a consolidated basis in accordance with GAAP consistent with the manner in which the Latest Balance Sheet was prepared; and provided that any increases to asset categories (including without limitation increases in prepaid items) or decreases in liability categories (including without limitation decreases in reserves or accruals) from the Latest Balance Sheet to the Closing Date Balance Sheet shall result only from cash transactions (which cash transactions may include actual settlements of liabilities for which reserves or accruals have been established). The Closing Date Balance Sheet will reflect adjustments of a normal year-end nature, including, but not limited to, appropriate prorations for personal property, real estate, occupancy and water taxes, the amount of any license or registration fees with respect to any licenses or registrations of Holdings or the Companies which remain in effect after Closing; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions.

               During the preparation of the Closing Date Balance Sheet, and the period of any dispute within the contemplation of this Section 1.03, Buyer shall (i) provide Seller and Seller's authorized representatives with such access necessary to prepare the Closing Date Balance Sheet during normal business hours to the books, records (including workpapers, schedules, memoranda and other documents), facilities and employees of Holdings and the Companies, (ii) provide Seller as promptly as practicable after the Closing Date (but in no event later than twenty (20) Business Days after the Closing Date) with normal month end closing financial information for Holdings and the Companies for the period ending on the day prior to the Closing Date, and (iii) cooperate as may be reasonably necessary with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Date Balance Sheet.

          (e) Delivery of the Closing Date Balance Sheet; Dispute Resolution. Seller shall deliver a copy of the Closing Date Balance Sheet to Buyer promptly after it has been prepared. After receipt of the Closing Date Balance Sheet, Buyer shall have thirty (30) days to review the Closing Date Balance Sheet.
Unless Buyer delivers written notice to Seller on or prior to the 30th day after Buyer's receipt of the Closing Date Balance Sheet specifying in reasonable detail the characterization and amount of all disputed items and the basis therefor, Buyer shall be deemed to have accepted and agreed to the Closing Date Balance Sheet. If Buyer so notifies Seller of its objection to the Closing Date Balance Sheet, Buyer and Seller shall, within thirty
(30) days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

               If at the conclusion of the Resolution Period there remain items in dispute, then all disputed items shall be submitted to Arthur Andersen, L.L.P., a nationally recognized independent public accounting firm (the "Neutral Auditors"). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on presentations by Seller and Buyer, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within thirty
(30) days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The term "Adjusted Closing Date Balance Sheet," as hereinafter used, shall mean the definitive Closing Date Balance Sheet agreed to by Buyer and Seller in accordance with this Section 1.03(e) or the definitive Closing Date Balance Sheet resulting from the determinations made by the Neutral Auditors in accordance with this Section 1.03(e) (in addition to those items theretofore agreed to by Seller and Buyer).

     Section 1.04 The Closing. The closing of the purchase and sale of the Shares and other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dechert Price & Rhoads in New York, New York, at 8:30 a.m. local time, on December 18, 1996 or at such other place or on such other date as is mutually agreeable to the parties; provided, however, that if any of the conditions to Closing set forth in this Agreement have not been satisfied or waived by the party entitled to the benefit of such condition, subject to Section 6.01, the Closing shall take place on the third Business Day after all conditions have been satisfied or waived. The actual date and time of the Closing are herein referred to as the "Closing Date." On the first Business Day immediately prior to the Closing Date, a pre-closing shall be held at the same location specified above for the Closing.

     Section 1.05 Procedures at Closing. At the Closing, the parties shall take the following steps (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

          (a) Seller shall deliver to Buyer the documents referred to in Section 2.01(g).

          (b) Buyer shall deliver to Seller the documents referred to in Section 2.02(f).

          (c) Seller shall deliver to Buyer certificates in valid form evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

          (d)  Buyer shall pay the Initial Purchase Price to
Seller.

          (e) Buyer and Seller shall execute and deliver a cross-receipt acknowledging receipt from the other, respectively, of the Shares and the Initial Purchase Price.

          (f)  The closing under the Accounts Receivable Purchase
Agreement will take place.

ARTICLE 2

CONDITIONS TO CLOSING

     Section 2.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before (with satisfaction continuing on) the Closing Date:

          (a)  The representations and warranties set forth in
Article 4 hereof, both individually and considered as a whole, which are qualified as to materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date, except for those warranties and representations that were given as of a specific date, in which event such warranties and representations shall have been true and correct in all material respects or, if qualified as to materiality, in all respects, as of such date.

          (b) Seller will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement which are to be performed prior to the Closing, and Seller shall have caused BGH Holdings, BRH Holdings and the Companies to have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement which are to be performed prior to the Closing.

          (c) There will have been no material adverse change in the operations, financial condition, operating results, assets or liabilities of BGH Holdings, BRH Holdings or the Companies, all taken as a whole, and there will have been no material casualty loss or damage to the assets of the Companies all taken as a whole (whether or not covered by insurance).

          (d) Those consents, approvals, or other actions by third parties that are required for the consummation of the transactions contemplated hereby which are set forth on Schedule
2.01(d) will have been obtained.

          (e) All governmental approvals required for the consummation of the transactions contemplated hereby shall have been obtained and all filings required pursuant to any applicable law or regulation, including pursuant to the HSR Act, will have been made and any approvals required thereunder will have been obtained, or any waiting period required thereby will have expired or have been terminated, as the case may be.

          (f) No action or proceeding by or before any court or governmental or administrative body or agency will be pending wherein a judgment, decree or order might be issued that would prevent any of the transactions contemplated or cause such transactions to be declared unlawful or rescinded.

          (g) On the Closing Date, Seller will have delivered to Buyer the following:

               (i)  A certificate dated the Closing Date
                    executed by the President or a Vice
                    President of Seller stating that the
                    preconditions specified in subsections
                    (a), (b) and (c) hereof have been
                    satisfied;

               (ii) Good standing certificates for Holdings
                    and each of the Companies from their
                    states of organization, dated not
                    earlier than five (5) business days
                    prior to the Closing Date;

               (iii)     Certified copies of the resolutions
                    duly adopted by Seller's board of
                    directors authorizing the execution,
                    delivery and performance of this
                    Agreement and the other agreements
                    contemplated hereby;

               (iv) The written resignations of the
                    directors of BGH Holdings, BRH Holdings, and of the Companies and the written resignations of such officers of BGH Holdings, BRH Holdings and of the Companies who are not employees of BGH Holdings, BRH Holdings or the Companies;

               (v)  The minute books, stock records and
                    stock ledgers of BGH Holdings, BRH
                    Holdings and each of the Companies; and

               (vi) An affidavit stating, under penalties of
                    perjury, that neither BGH Holdings, BRH
                    Holdings nor any of the Companies is or
                    has ever been a United States Real
                    Property Holding Corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
                    Section 897(c)(1)(A)(ii) of the Code.

          (h) Seller shall have delivered to Buyer, at Seller's sole expense, ALTA title insurance binders or commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from Chicago Title Insurance Company or such other companies reasonably acceptable to Buyer (collectively, the "Title Company"), committing the Title Company to issuing ALTA form of title insurance policies insuring the relevant Company's fee title to each parcel of the Owned Real Estate in the respective amounts listed on Schedule 2.01(h) which amounts are equal to the current fair market values of each of such parcels, subject to no Liens or exceptions to title other than the Permitted Exceptions and the so-called standard or pre-printed exceptions (collectively, the "Title Polices"); provided that the commitment of the Title Company to issue the Title Policies may be subject to and the Title Commitments may set forth or be subject to such standard requirements relating to the issuance of final policies of title insurance as are reasonably acceptable to Buyer, including a requirement that Buyer pay the Title Company's premiums and other charges for the issuance of the Title Policies. Each of the Title Commitments shall be effective as of a date occurring not earlier than the date of the execution of this Agreement and, if required by Buyer, the effective dates of each of the Title Commitments shall be brought down to the Closing Date, provided that Buyer provides Seller with written notice thereof at least two weeks prior to the Closing Date. If required in connecting with the Financing, Seller shall and shall cause BGH Holdings, BRH Holdings and the Companies, at no cost to BGH Holdings, BRH Holdings or the Companies, to reasonably cooperate with Buyer as may be reasonably necessary to cause the Title Company to issue Title Commitments for extended form title insurance coverage deleting or insuring over those so-called standard or pre-printed exceptions. Buyer acknowledges that the Title Company may raise additional exceptions in connection with deleting or insuring over of such exceptions.

          (i) Buyer, Seller and SFFC will have entered into that certain Accounts Receivable Purchase Agreement and the transaction contemplated thereby will be positioned to close simultaneously with the closing of the transaction contemplated by this Agreement.

          (j) Buyer shall have received copies of releases releasing each security interest set forth on Schedule 4.14 which is not to be in existence as of Closing, and releases or discharges of record with respect to the BONY Mortgage Documents and the San-Del Mortgages, as such terms are defined in Schedule
4.15 of the BGH Holdings and B&G Companies disclosure schedules attached to this Agreement.

          (k)  Buyer shall have received the duly executed
Estoppel Certificates from the landlords under each of the Leases identified on Schedule 2.01(d), dated after the date of this Agreement, and shall have received the Lessor Consents identified on Schedule 2.01(d).

          (l) All proceedings to be taken by Seller and all documents required to be delivered by Seller in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          (m) On or prior to 5:00 p.m., Eastern Standard Time, on the 30th day following the date of this Agreement, Buyer shall have either (i) completed its arrangements for the Financing and received the proceeds therefrom, or (ii) delivered to Seller the Letter of Credit or Cash Contribution.

          (n) A certificate from Seller, under penalties of perjury, stating that none of Seller BGH Holdings, BRH Holdings or any of the Companies is a foreign corporation, foreign partnership, foreign trust or foreign estate and listing both the U.S. Employer Identification Number and principal business office address of each of Seller, BGH Holdings, BRH Holdings and the Companies.

          Any condition specified in this Section 2.01 may be waived by Buyer, provided that no such waiver will be effective unless it is set forth in a writing executed by Buyer.

     Section 2.02 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before (with satisfaction continuing on) the Closing Date:

          (a)  The representations and warranties set forth in
Article 5 hereof, both individually and considered as a whole, which are qualified as to materiality shall be true and correct in all respects and such representations and warranties that are not so qualified shall have been true and correct in all material respects as of the Closing Date, except for those warranties and representations that were given as of a specific date, in which event such warranties and representations shall have been true and correct in all material respects or, if qualified as to materiality, in all respects, as of such date.

          (b) Buyer will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing.

          (c) All consents, approvals or actions by third parties that are required for consummation of the transactions contemplated hereby which are set forth on Schedule 2.01(d) hereto will have been obtained.

          (d) All governmental approvals required to consummate the transactions contemplated hereby shall have been obtained, and all filings required pursuant to any applicable law or regulation, including pursuant to the HSR Act, will have been made, and any approvals required thereunder will have been obtained or any waiting period required thereby will have expired or have been terminated, as the case may be.

          (e) No action or proceeding before any court or government body will be pending wherein a judgment, decree or order might be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or be rescinded.

          (f) On the Closing Date, Buyer will have delivered to Seller the following:

               (i) An officers' certificate executed by the President or a Vice President of Buyer dated the Closing Date, stating that the preconditions specified in subsections
                    (a) and (b) hereof have been satisfied;

               (ii) Certified copies of the resolutions
                    adopted by Buyer's board of directors
                    authorizing the execution, delivery and
                    performance of this Agreement and the
                    other agreements contemplated hereby;
                    and

               (iii)     Such other documents as Seller may
                    reasonably request in connection with
                    the transactions contemplated hereby.

          (g) Buyer, Seller and SFFC will have entered into that certain Accounts Receivable Purchase Agreement and the transaction contemplated thereby will be positioned to close simultaneously with the closing of the transaction contemplated by this Agreement.

          (h) Seller will have received from Buyer a copy of any solvency opinion delivered to Buyer at Closing, together with a letter stating that the opinion is also being delivered for the benefit of Seller and that Seller is entitled to rely on it.

          Any condition specified in this Section 2.02 may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

ARTICLE 3

COVENANTS PRIOR TO CLOSING

     Section 3.01 Affirmative Covenants of Seller. Prior to the Closing, unless Buyer has otherwise consented, Seller will cause BGH Holdings, BRH Holdings and the Companies to take the following actions:

          (a) Continue to conduct operations at all locations at which operations are presently conducted, but only in the ordinary and usual course of business, including, without limitation, the observance by the Companies of their historical practices and timing with respect to the purchase of raw materials and the creation and sale of finished goods inventory.

          (b) Use reasonable commercial efforts to retain employees and preserve present business relationships with customers, suppliers and others having dealings with BGH
Holdings, BRH Holdings or the Companies, and continue to compensate its employees consistent with past custom and practice.

          (c) Maintain its assets in the same operating condition that existed on the date hereof, ordinary wear and tear excepted, and to notify Buyer of any loss of, damage to or destruction of any material asset.

          (d) Maintain its books, accounts and records consistent with past practice and in accordance with the principles used in the preparation of the financial statements referred to in Section 4.06 of this Agreement.

          (e) Continue its historical practices with respect to the maintenance and protection of its trademarks, trade names, corporate names, copyrights, trade secrets, licenses and other proprietary rights.

          (f) Comply in all material respects with applicable legal requirements and contractual obligations.

          (g) Maintain the current insurance upon its assets and properties and with respect to the conduct of its business.

          (h) Promptly inform Buyer in writing of any event or circumstance that has or could reasonably be expected to have a material adverse effect upon BGH Holdings, BRH Holdings or the Companies or the business, financial condition, results of operation or operations thereof, all considered as a whole.

          (i) Permit Buyer and its employees and agents to have reasonable access to its books, records, contracts, leases, key management personnel, plants and equipment as Buyer shall reasonably request, except in cases where Seller reasonably determines that such information or access is competitively sensitive, in which event the parties will work in good faith to attempt to have the information or access provided in a format or manner, or subject to additional agreed upon restrictions, that are reasonably acceptable to Seller.

          (j) Use reasonable commercial efforts to cause the satisfaction of all conditions to Buyer's or Seller's obligations to close to the extent satisfaction of such conditions is in the control of Seller, BGH Holdings, BRH Holdings or the Companies, including making all necessary filings and obtaining all third party and governmental approvals necessary to consummate the transactions contemplated by this Agreement.

          (k) Use reasonable commercial efforts to obtain and deliver to Buyer at the Closing (i) estoppel certificates (such estoppel certificates not to be conditioned on any increased rental, other payment, reduced term, or other material change of lease terms), in a form reasonably acceptable to Buyer (the "Estoppel Certificates"), from each lessor of the Leases and (ii) landlord consents in a form reasonably acceptable to Buyer with respect to those leases identified on Schedule 2.01(d) (the "Lessor Consents").

          (1) Use reasonable commercial efforts to have satisfied or discharged all of the Exceptions That Will Not Exist
At Closing, as defined in Section 4.15.

     Section 3.02   Negative Covenants of Seller.  Prior to the
Closing, without the prior written consent of Buyer, Seller will cause BGH Holdings, BRH Holdings and each of the Companies to not:

          (a) Take any action that, if taken prior to the date hereof, would have required disclosure under Section 4.09 of this Agreement;

          (b) Terminate or amend any plan, program, agreement or arrangement listed on Schedule 4.21 or 4.22, or establish or contribute to any new plan, program or arrangement covering its employees;

          (c) Accelerate the sale of any inventory or delay the payment of any obligation other than in the ordinary course;

          (d) Effect any amendment to the Certificate or Articles of Incorporation or By-Laws of any of BGH Holdings, BRH
Holdings or the Companies;

          (e) Merge or consolidate BGH Holdings, BRH Holdings or any of the Companies with any other corporation, association, partnership, or joint venture;

          (f) Declare or pay any dividends on or make any distributions of any kind with respect to any of its capital stock other than in connection with settling intercompany accounts pursuant to Section 7.11 of this Agreement or distribution of cash pursuant to Section 7.13 of this Agreement;

          (g) Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly, by way of guaranty or otherwise, any obligation or liability (absolute or contingent) for borrowed money;

          (h) Take any action, directly or indirectly, to cause, promote or authorize any transaction competing or interfering with any of the transactions contemplated by this Agreement, including without limitation any merger, consolidation or reorganization, acquisition or disposition of assets, tender offer or exchange offer;

          (i) Offer, issue or sell any shares of the capital stock or other securities of BGH Holdings, BRH Holdings or the Companies (including, without limitation, debt securities);

          (j) Pay, discharge, waive, satisfy or compromise or adjust any material claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge, waiver or satisfaction in the ordinary course of business consistent with past practice of liabilities or obligations reflected or reserved against in the Latest Balance Sheet or incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet;

          (k) Sell, transfer, surrender, terminate, sublease or lease, or license or sublicense any properties or assets to, or enter into any agreement or arrangement with, any of the Companies' (or any of the Companies' Affiliates, which for the purposes of this Section (k) only, shall be deemed to include all of the stockholders of SFAC), officers or directors or any Affiliates or associate of any of such officers or directors of any of BGH Holdings, BRH Holdings or the Companies, except compensation paid in the ordinary course of business consistent with past practices to current officers pursuant to, and in accordance with the terms of, agreements disclosed in Schedule 4.21;

          (l) Sell, assign or transfer any assets (including, without limitation, the Companies' Seneca Castle facility), except inventory in the ordinary course of business and consistent with past practices, or in the case of accounts receivable, pursuant to the terms of the Accounts Receivable Facility; or

          (m) Either as lessor or lessee (i) enter into, amend, terminate, renew, extend, subordinate its interest under or exercise any purchase option under any lease or sublease of real property, including without limitation, the Leased Real Estate or the property located at 200 Nealsen St., Hurlock, MD., or (ii) enter into any lease or sublease of real property, including without limitation, any of the Leased Real Estate unless such lease or sublease can be terminated at an immaterial cost by BGH Holdings, BRH Holdings or the Companies upon no more than thirty days prior written notice, or consent to any amendment, termination, renewal, subordination of its interest under or extension of any lease or sublease relating to any of the Leased Real Estate or the Owned Real Estate.

          (n) Agree or commit, whether in writing or otherwise, to do any of the foregoing.

     Section 3.03   Covenants of Buyer.  Prior to the Closing,
Buyer will use its reasonable commercial efforts to:

          (a) Cause the satisfaction of all conditions to Buyer's and Seller's obligations to close to the extent satisfaction of such condition is in the control of Buyer and to cooperate with Seller in obtaining all third party and governmental approvals necessary to consummate the transactions contemplated hereby; and

          (b)  Obtain the Financing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants as follows:

     Section 4.01 Corporate Organization, Power and Subsidiaries. Each of BGH Holdings, BRH Holdings, the Companies and Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to carry on its business as now being conducted, and to own or lease and operate the properties and assets now owned or leased and being operated by it. Each of BGH Holdings, BRH Holdings, the Companies and Seller is qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except such jurisdictions where the failure to qualify will not have a material adverse effect on the business, financial condition, results of operations or operations of such Company. The copies of BGH Holdings and BRH Holdings and each of the Companies' certificate of incorporation and by-laws which have been furnished to Buyer reflect all amendments made thereto and are correct and complete. Except as set forth on Schedule 4.01, neither BGH Holdings nor BRH Holdings has any direct or indirect equity interest, or the right or obligation to acquire an equity interest, in any other person or entity. Except as set forth in
Schedule 4.01, none of the Companies has a direct or indirect equity interest, or the right or obligation to acquire an equity interest, in any other person or entity.

     Section 4.02 Authority; Authorization. Seller has full legal capacity, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has been duly and validly authorized by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     Section 4.03   No Violations.  Except as set forth on
Schedule 4.03, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of, (b) constitute a default under,
(c) result in a Lien on any of the assets of BGH Holdings, BRH Holdings or the Companies, or (d) result in a violation of, the articles of incorporation or by-laws of any of Seller, BGH Holdings, BRH Holdings or the Companies or any indenture, mortgage, or loan agreement by which Seller, BGH Holdings, BRH Holdings or the Companies is bound or to which any of its properties are subject, or any law, statute, rule, regulation, judgment or decree to which any of Seller, BGH Holdings, BRH Holdings or the Companies is subject. Seller may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, giving any notice, or making any filing or disclosure, except as set forth on Schedule 4.03 hereto.

     Section 4.04 Shares. The authorized, issued and outstanding equity capital of BGH Holdings, BRH Holdings and each of the Companies is as set forth on Schedule 4.04. The Shares of each of BGH Holdings, BRH Holdings and all issued shares of the Companies have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights. There are no restrictions affecting the transferability of the Shares, except as disclosed on Schedule 4.04. At Closing, there will be no restrictions affecting the transferability of the Shares. There are no outstanding options, rights, warrants, conversion rights, convertible securities or other agreements or commitments to which Seller, Holdings or the Companies are a party or by which they are bound, providing for the issuance of additional Shares of capital stock of Holdings or the Companies, and there are no proxies, voting trusts, or shareholder or other agreements with respect to the voting or transfer of any capital stock of or other equity interests in BGH Holdings, BRH Holdings or the Companies.

     Section 4.05   Ownership of Shares.

          (a) Except as set forth on Schedule 4.05, Seller is the record and beneficial owner of all outstanding Shares of BGH Holdings and BRH Holdings. Except as set forth on Schedule 4.05, Seller has good and marketable title to the Shares, free and clear of any Liens. At Closing, Seller will have good and marketable title to the Shares, free and clear of any Lien and have the right, title, power and authority to sell, assign, transfer and deliver the Shares to Buyer.

          (b) Except as set forth on Schedule 4.05, BGH Holdings is the record and beneficial owner of all outstanding capital stock of B&G-DSD. Except as set forth on Schedule 4.05, BGH Holdings has good and marketable title to the capital stock of the B&G-DSD, free and clear of any Lien. At Closing, BGH Holdings will have good and marketable title to the capital stock of B&G-DSD, free and clear of any Lien.

          (c) Except as set forth on Schedule 4.05, B&G-DSD is the record and beneficial owner of all outstanding capital stock of B&G Foods and B&G. Except as set forth on Schedule 4.05, B&G-DSD has good and marketable title to the capital stock of each of B&G Foods and B&G, free and clear of any Lien. At Closing, B&G-DSD will have good and marketable title to the capital stock of B&G Foods and B&G, free and clear of any Lien.

          (d) Except as set forth on Schedule 4.05, B&G Foods is the record and beneficial owner of all outstanding capital stock of Roseland. Except as set forth on Schedule 4.05, B&G Foods has good and marketable title to the capital stock of Roseland, free and clear of any Lien. At Closing, B&G Foods will have good and marketable title to the capital stock of Roseland, free and clear of any Liens.

          (e) Except as set forth on Schedule 4.05, BRH Holdings is the record and beneficial owner of all outstanding capital stock of B&R. Except as set forth on Schedule 4.05, BRH Holdings has good and marketable title to the capital stock of B&R, free and clear of any Lien. At Closing, BRH Holdings will have good and marketable title to the capital stock of B&R, free and clear of any Lien.

     Section 4.06   Financial Statements.

          (a) Attached as Schedule 4.06 (a) are copies of the unaudited consolidated balance sheet of BGH Holdings, BRH
Holdings and the Companies as of September 28, 1996 (the "Latest Balance Sheet"), and the unaudited balance sheet and consolidated income statement for BGH Holdings, BRH Holdings and the Companies for the fiscal years ended December 30, 1995 and December 31, 1994 (the "Financial Statements"). The Latest Balance Sheet and the Financial Statements are in accordance with the books and records of BGH Holdings, BRH Holdings and the Companies, present fairly in all material respects the financial position of BGH Holdings, BRH Holdings and the Companies at said dates and the results of operations of BGH Holdings, BRH Holdings and the Companies for the periods covered, and have been prepared in accordance with GAAP consistently applied. BGH Holdings', BRH Holdings' and the Companies' unaudited consolidated income statement as of September 28, 1996, a copy of which is also attached as part of Schedule 4.06, has been prepared in accordance with GAAP consistently applied, subject to normal year-end adjustments, and presents fairly in all material respects the results of operations of BGH Holdings, BRH Holdings and the Companies for the period covered.

          (b) Attached as Schedule 4.06 (b) hereto is a schedule of the liabilities comprising the Excluded Liability Amount as of the Latest Balance Sheet Date. There are no long-term liabilities of BGH Holdings, BRH Holdings or the Companies as of the Latest Balance Sheet Date that are required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied other than the Excluded Liability Amount as of the Latest Balance Sheet Date set forth on Schedule 4.06 (b). As of the Closing Date, there will be no long-term liabilities of BGH Holdings, BRH Holdings or the Companies that are required to be reflected on a balance sheet prepared in accordance with GAAP consistently applied other than the Excluded Liability Amount as of the Closing Date. The Excluded Liabilities as of the Closing Date will be calculated in a manner consistent with the manner of calculation of the Excluded Liabilities as of the Latest Balance Sheet Date.

     Section 4.07 No Undisclosed Liabilities. Except as disclosed on Schedule 4.07 or otherwise in this Agreement or in the Schedules hereto, and except as reflected, or reserved against in the Latest Balance Sheet or incurred thereafter in the ordinary course of business (and which do not and cannot reasonably be expected to have, in the aggregate, a material adverse effect on BGH Holdings, BRH Holdings and the Companies, taken as a whole), BGH Holdings, BRH Holdings and the Companies have no liabilities or obligations other than liabilities and obligations that are immaterial in nature and incurred in the ordinary course of business. The Financial Statements do not include or reflect any assets, liabilities, equity, results of operations or cash flows of any person, corporation, partnership or other business other than BGH Holdings, BRH Holdings and the Companies.

     Section 4.08 No Material Adverse Change. Except as disclosed on Schedule 4.08, since the date of the Latest Balance Sheet (i) each of BGH Holdings, BRH Holdings and the Companies has conducted its business only in the ordinary course and in conformity with past practice, and (ii) there has been no material adverse change in the business, operations, operating results, assets or liabilities of BGH Holdings, BRH Holdings and the Companies, all considered as a whole.

     Section 4.09   Absence of Certain Changes.  Except as
disclosed on Schedule 4.09, since the date of the Latest Balance
Sheet, none of BGH Holdings, BRH Holdings or the Companies has:

          (a) Created, incurred, assumed or guaranteed any indebtedness or become subject to any liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

          (b) Subjected any of its assets, tangible or intangible, to any Lien, except liens for current property taxes not yet due and payable;

          (c) Sold, assigned or transferred any assets, except inventory in the ordinary course of business and consistent with past practices or, in the case of accounts receivable, pursuant to the terms of the Accounts Receivable Facility;

          (d) Sold, assigned, transferred or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets or rights thereto;

          (e) Suffered any extraordinary losses, whether or not covered by insurance, forgiven or canceled any debts or claims or waived any right of material value;

          (f)  Entered into any transaction (except as
contemplated otherwise herein) other than in the ordinary course of business or any transaction (not involving purchase and sales of inventory) involving commitments for expenditures in excess of $150,000;

          (g) Made capital expenditures not previously committed or new commitments for capital expenditures individually in excess of $75,000 or that aggregate in excess of $150,000;

          (h) Increased the compensation, bonuses, or benefits payable or to become payable by Holdings or the Companies to any of its officers or to any other employees, except for scheduled annual increases in the normal course of business, consistent with past practice and not exceeding six percent per annum;

          (i)  Suffered any work stoppage or labor dispute;

          (j) Changed any of the accounting principles followed by it or the methods of applying such principals;

          (k) Except in accordance with GAAP applied on a basis consistent with the Financial Statements, written down or written up the value of, or changed the method of valuing any inventory, changed the manner in which cost allocations are made; or written off as uncollectible any note, trade account or other receivable;

          (l) Conducted its operations otherwise than in the ordinary due course; or

          (m) Entered into any agreements to do any of the things previously set forth in this Section 4.09.

     Section 4.10   Directors, Officers and Bank Accounts.
Schedule 4.10 contains a complete and accurate list of all officers and directors of each of BGH Holdings, BRH Holdings and the Companies and a complete and accurate list (including addresses) of all bank accounts, safe deposit boxes and lock boxes maintained by each of BGH Holdings, BRH Holdings or the Companies which will be retained by any of BGH Holdings, BRH Holdings or the Companies after Closing, and a list of all authorized signatories thereto.

     Section 4.11 Accounts Receivable. All outstanding receivables generated by the Companies, including, without limitation, those accounts receivable that are to be sold to Buyer by SFFC pursuant to the terms and conditions of the Accounts Receivable Purchase Agreement are bona fide receivables arising out of arms-length transactions and will, at Closing, be valid and enforceable claims against customers (subject to no defenses, offsets or counterclaims) for goods or services delivered or rendered in the ordinary course of business.

     Section 4.12 Inventory. All inventories reflected on the Latest Balance Sheet (including, without limitation, finished goods, work-in-process, raw materials and supplies) were as of such date and all inventories existing on the Closing Date will be:

          (a) Properly valued at the lower of cost or fair market value in accordance with GAAP consistently applied and consistent with prior practices of the Companies;

          (b) Valued so as to include no material amounts that are not of good and merchantable quality, and salable and usable for the purposes intended in the ordinary course of business;

          (c) In conformity with warranties customarily given to purchasers of like products; and

          (d) At levels adequate and not excessive in relation to the circumstances of the Companies' business and in accordance with past inventory stocking practices.

          Except as set forth on Schedule 4.12, no inventory is held on consignment by or for the Companies and none of the Companies is under any material liability or obligation with respect to the return of inventory or merchandise. All ingredients and finished products in inventory (i) comply in all material respects with the Food, Drug and Cosmetic Act and all acts amending or supplementing the Food, Drug and Cosmetic Act (including, without limitation, the Food Additive Amendment of 1958), and with the pure food and drug laws of each and all states of the United States into which any such product would normally be shipped by the Companies, (ii) are not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or such state laws, (iii) are not prohibited from introduction into interstate commerce under the provisions of Section 404 or 505 of the Food, Drug and Cosmetic Act, and (iv) do not contain a hazardous substance or a banned substance.

     Section 4.13 Insurance. Schedule 4.13 contains a complete and correct list and summary description (including the name of the insurer, coverage and expiration date) of all policies of insurance relating to BGH Holdings', BRH Holdings' or the Companies' businesses which are in force, or which are still open for retroactive premium adjustments, including the amounts thereof, maintained by BGH Holdings, BRH Holdings or the Companies or in which BGH Holdings, BRH Holdings or the Companies is a named insured or on which BGH Holdings, BRH Holdings or the Companies is directly or indirectly paying premiums. All premiums due and payable have been paid and all such policies are in full force and effect in accordance with their respective terms. Such policies comply with applicable law in all material respects and are consistent in all material respects with insurance coverage levels maintained by or for the Companies since August 16, 1993. Such policies will remain in full force and effect through the Closing Date.

     Section 4.14   Title to Assets and Conditions.

          (a) Except as set forth on Schedules 4.14, 4.15, 4.16 or 4.17, each of BGH Holdings, BRH Holdings and the Companies is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the properties or assets used in BGH Holdings, BRH Holdings or such Company's business. Except as set forth in Schedules 4.14 and 4.15, such properties and assets are not subject to any Lien which materially detracts from the value or interfere with the present use of such properties or assets.

          (b) Except as set forth on Schedule 4.14, all properties and assets of the Companies are in satisfactory operating condition and repair, ordinary wear and tear excepted.

     Section 4.15   Owned Real Estate.

          (a) None of Seller, BGH Holdings or BRH Holdings is the legal or beneficial owner of any real estate.

          (b) Schedule 4.15 sets forth a list of all of the real estate owned by each of the Companies (such real estate is collectively referred to herein as the "Owned Real Estate"), including the street addresses and legal descriptions for all of the Owned Real Estate. Except as set forth on Schedule 4.15(b), with respect to each parcel of Owned Real Estate, the Company identified on Schedule 4.15 as the Owner thereof has (and will continue to have immediately following consummation of the transactions contemplated hereby) good, valid, marketable, and indefeasible fee simple title to, and, except as set forth on
Schedule 4.15 is in actual possession of, such parcel of Owned Real Estate, including the buildings, structures, fixtures and improvements situated thereon and the appurtenances thereto. To the knowledge of Seller, each of the legal descriptions included on Schedule 4.15 is accurate, current and complete. Seller has delivered to Buyer complete copies of current surveys pertaining to each parcel of the Owned Real Estate, and to Seller's knowledge, such surveys are accurate in all material respects, and no changes or improvements have been made to such properties which would be reflected in an updated survey. The Owned Real Estate is free and clear of all Liens, except (i) matters set forth on Schedule 4.15 and referred to as "Exceptions that will not exist at Closing" (the "Exceptions That Will Not Exist At Closing"), (ii) matters set forth on Schedule 4.15 and referred to as "Permitted Exceptions", none of which is material in amount and none of which, individually or in the aggregate, impairs, or grants or evidences rights which if exercised would impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of any of the Companies (iii) defects of title, conditions, easements, encroachments, covenants or restrictions, if any, none of which is material in amount and none of which, individually or in the aggregate, materially impairs, or grants or evidences rights which if exercised would materially impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of any of the Companies, and (iv) zoning or land use ordinances, none of which, to Seller's knowledge, individually or in the aggregate, impairs the use of the affected property in the manner such property is currently being used or impairs the current operations of any of the Companies (collectively, "Permitted Exceptions"). To Seller's knowledge, none of Seller, BRH Holdings, BGH Holdings, or the Companies has received written notice of any violation of or non-conformity with any zoning, subdivision, wetlands or other similar law, code, rule, regulation or ordinance from any governmental authority with respect to any of the Owned Real Estate, or of any condemnation action, eminent domain proceeding or other litigation concerning any of the Owned Real Estate. Except as set forth on the Title Commitments or on the surveys delivered to Buyer by Seller as provided in this Section 4.15, to the knowledge of Seller, no portion of any of the improvements erected on the Owned Real Estate encroaches on adjoining property or public streets. To Seller's knowledge none of Seller, BRH Holdings, BGH Holdings, or the Companies has received any written notice of the existence of any such encroachment not disclosed by the Title Commitments or the aforesaid surveys. The water, gas, electricity and other utilities serving each parcel of the Owned Real Estate have been and are currently adequate to service the normal operation of each parcel of the Owned Real Estate, as conducted in the past and as currently conducted.

          (c)  On and as of the Closing Date, all of the Owned
Real Estate shall be free and clear of and none of the Owned Real
Estate shall be subject to any of the Exceptions That Will Not
Exist At Closing.

     Section 4.16   Real Estate Leases.

          (a) Neither BGH Holdings nor BRH Holdings leases any real estate. Seller does not own or lease any real estate used in connection with the businesses of BGH Holdings, BRH Holdings, or the Companies.

          (b) Schedule 4.16 sets forth a list of all of the leases or rights of occupancy pursuant to which the Companies (or any of them) lease or sublease any real property or interest therein (collectively, the "Leases"), including the identification of each of the Lessors thereof and the street addresses of the real estate demised under any of the Leases (collectively, the "Leased Real Estate"). Except as set forth in
Schedule 4.16, one or more of the Companies is the lessee under all Leases, and no party other than one or more of the Companies has any right to possession, occupancy or use of any of the Leased Real Estate. A true and correct copy of each of the Leases has been delivered to Buyer, together with all amendments and modifications thereto, and no changes, amendments or modifications have been made thereto since the date of such delivery, except as permitted by Section 3.02 (k). Each of the Leases is valid and is in full force and effect and is binding and enforceable in accordance with its terms except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles. Except as set forth in Schedule 4.16, none of the Companies is in default (after expiration of applicable cure or grace periods) under any provision of any of the Leases, the failure of which to perform would permit the lessor thereunder to terminate such Lease, and, to Seller's knowledge, no event has occurred which (with or without notice, lapse of time or both) would render any of the Companies in default under any of such provisions which default would permit the lessor thereunder to terminate such Lease. To the knowledge of Seller, BRH Holdings, BGH Holdings, or the Companies, no other party to any of the Leases is in default under any of the material commitments and obligations thereof, and no event has occurred which (with or without notice, lapse of time or both) would render any such other party in default under any of such provisions.

          (c) Except as set forth in Schedule 4.16, the Companies are in actual possession of the Leased Real Estate. Except as set forth in Schedule 4.16, the Companies have good and valid title to all the leasehold estates conveyed under the Leases free and clear of all Liens except for (i) (A) those provided under the relevant lease; (B) matters shown on Schedule 4.16; and (C) defects of title, conditions, easements, covenants or restrictions, if any, none of which items referred to clauses
(A), (B) or (C) above is substantial in amount, and none of which, individually or in the aggregate, materially impairs or grants or evidences rights which, if exercised, would materially impair the current use of the affected property in the manner such property is currently being used by the Companies, or impairs the operations of any of the Companies; (ii) zoning or land use ordinances, none of which, to Seller's knowledge, individually or in the aggregate, materially impairs the use of the affected property in the manner such property is currently being used, or impairs the current operations of any of the Companies; and (iii) liens for taxes not yet due and payable (iv) any mortgage liens granted by any lessor under any of the Leases of the lessor's interest in the underlying real estate or the Leases. To Seller's knowledge, none of the Companies has received written notice of any violation of or non-conformity with any zoning, subdivision, wetlands or other similar law, code, rule, regulation or ordinance from any governmental authority with respect to any of the Leased Real Estate, or of any condemnation action, eminent domain proceeding or other litigation concerning any of such properties.

          (d) Except as set forth in Schedule 4.16, the basic rent, all additional rent and all other charges and amounts payable under the Leases have been paid to date and not more than one month in advance. All work required to be performed under the Leases by the landlords thereunder or by any of the Companies have been performed, and, to the extent that any of the Companies is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor, except for items which any of the Companies is disputing in good faith (which items are set forth in Schedule 4.16).

          (e) Except as set forth on Schedule 4.16, there are no brokerage commissions or finder's fees due from Seller or any of the Companies which are unpaid with regard to any of the Leases or the Leased Real Estate or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

          (f) Except as set forth in Schedule 4.16, there have been no casualties which are reasonably likely to result in the termination of any of the Leases or the exercise of any buy-out provision contained in any of the Leases relative to damage by casualty.

          (g) Except as set forth on Schedule 4.16, (i) no consent of any of the lessors under any of the Leases is required by reason of any of the transactions contemplated by this Agreement, and (ii) none of the rights of any of the Companies under any of the Leases will be impaired by the consummation of the transactions contemplated by this Agreement and all of such rights will be enforceable by the Companies after the Closing Date without the consent or agreement of any other party, including all rights to purchase any of the Leased Real Estate or to renew any of the Leases pursuant to options to purchase or renew contained in any of the Leases. Any lessor under any of the Leases whose consent or agreement is required is identified as such on Schedule 4.16.

     Section 4.17   Personal Property Leases.

          (a) Neither BGH Holdings nor BRH Holdings leases any personal property.

          (b) Schedule 4.17 contains a complete and accurate list of all leases of personal property, including vehicle and equipment leases, leased by the Companies that require annual payments in excess of $10,000 (the "Personal Property Leases"). Seller has delivered to Buyer copies of all the Personal Property Leases.

          (c) The Personal Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms.

          (d)  No amount payable under any Personal Property
Lease is past due.

          (e) Except as set forth on Schedule 4.17, the Companies have, and, to the knowledge of each of Seller, BGH Holdings, BRH Holdings and the Companies, each other party thereto has complied with all material commitments and obligations on its part to be performed or observed under each Personal Property Lease.

          (f) Neither Seller, BGH Holdings, BRH Holdings nor the Companies has received any notice of a default (which has not been cured), offset or claim under any Personal Property Lease, or any other communication calling upon Seller, Holdings or the Companies to comply with any provision of any Personal Property Lease, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Personal Property Lease.

     Section 4.18 Motor Vehicles. All motor vehicles used in the Company's business, whether owned or leased, are listed on
Schedule 4.18. All licenses, permits, inspections and other authorizations necessary for the use of such vehicles by the Companies have been obtained and are in full force and effect.

     Section 4.19 Intellectual Property. Schedule 4.19 contains a complete and accurate list of all patents and patent applications, trademark registrations and applications, copyright registrations and applications, and all unregistered trademarks, tradenames, service marks and logos, and registered and assumed or fictitious names used by any of BGH Holdings, BRH Holdings or the Companies in the conduct of its businesses specifying as to each such item, as applicable: (i) the owner of the item; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration, or application number; and (iii) the date of issuance or registration of the item. Schedule 4.19 also contains a complete and accurate list and description of all licenses and other agreements relating to any of the foregoing. Except as set forth on Schedule 4.19:

          (a) Each of BGH Holdings, BRH Holdings and the Companies owns, has the exclusive right to use, and has the right to bring actions for the infringement of, all patents, trademarks, service marks and trade names set forth on Schedule
4.19 and to the knowledge of Seller, each of BGH Holdings, BRH Holdings and the Companies has the right to use without cost the other intellectual property necessary for the operation of its business as currently conducted. The trademarks, service marks and trade names set forth on Schedule 4.19 are the only such intellectual property rights used in the conduct of the Companies' business in the manner in which it is currently being conducted.

          (b) The operation of the businesses of each of BGH Holdings, BRH Holdings and the Companies does not, to the knowledge of Seller, infringe on the patents, trademarks, service marks, trade names, trade dress, copyrights, industrial design rights, trade secrets or other intellectual property rights of any third party and, to the knowledge of Seller, no claim has been made, notice given, or dispute arisen to that effect.

          (c) None of the Companies, BGH Holdings, BRH Holdings nor Seller has given any indemnification to any third party against infringement of patent, trademark, copyright or other intellectual property rights.

          (d) None of the Companies, BGH Holdings, BRH Holdings nor Seller has any pending claim that a third party has violated or infringed any of its patents, trademarks, service marks, trade names, trade dress, copyrights, industrial design rights, trade secrets or other proprietary rights.

          (e) Except for computer software licenses and implied licenses relating to any equipment used by the Companies in the ordinary course of business, no trademark, service mark or trade name is used pursuant to a license from a third party or licensed to a third party. None of the Companies, BGH Holdings, BRH Holdings, Seller nor any other party is in breach of or default under any such license and each such license is now and immediately following the Closing will be valid and in full force and effect.

          (f) All of the patents, trademark and service mark registrations, and copyright registrations set forth on Schedule
4.19 are valid and in full force, are held of record in the name of the designated Company free and clear of all liens, encumbrances and other claims, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. The designated Company on
Schedule 4.19 is the applicant of record in all patent applications, and applications for trademark, service mark, and copyright registrations, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.
          (g) No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit the use by any of the Companies of any intellectual property or any advertising or promotional claim or campaign.

     Seller has delivered to Buyer copies of each document listed on Schedule 4.19.

     Section 4.20 Material Contracts. All contracts, agreements, instruments, plans and leases (other than those disclosed on another schedule to this Agreement or entered into after the date hereof with the written consent of Buyer) to which any of BGH Holdings, BRH Holdings or the Companies are parties, or by which any of BGH Holdings', BRH Holdings' or any of the Companies' properties are subject or bound, meeting any of the descriptions set forth below (together with all contracts, agreements and leases disclosed on another Schedule to this Agreement, the "Material Contracts"), are listed on Schedule 4.20.

          (a) Any purchase order, agreement or commitment obligating any of BGH Holdings, BRH Holdings or the Companies to purchase or sell any products or services or pay any amount and which either (i) was not entered into in the normal course of business, or (ii) is not terminable without payment or penalty upon sixty (60) days' (or less) notice, or (iii) is in an aggregate amount exceeding $25,000;

          (b) Any loan agreement, promissory note, indenture, or letter of credit that will affect any of BGH Holdings, BRH Holdings or the Companies or their assets after Closing, any contract or agreement for the deferred purchase price of property (excluding normal trade payables), or any instrument guaranteeing any indebtedness;

          (c) Any contract or agreement by which any of BGH Holdings, BRH Holdings or the Companies is guaranteeing any obligations of any person or entity, or any person or entity is guaranteeing any obligations of any of BGH Holdings or BRH Holdings or the Companies;
          (d)  Any joint venture, partnership or other
arrangement involving a sharing of profits;

          (e) Any sales agency, brokerage, distribution or similar contract;

          (f) Any agreement which includes provisions regarding minimum volumes or volume discounts;

          (g) Any agreement pursuant to which a rebate, discount, bonus, commission or other payment with respect to the sale of any product of the Companies will be payable or required after the Closing;

          (h)  Any consulting agreement or arrangement;

          (i) Any contract or agreement involving the sale by or to the Companies of products on consignment;

          (j) Any contract or agreement containing a power of attorney;

          (k)  Any contract or agreement restricting any of BGH
Holdings, BRH Holdings or the Companies from carrying on business anywhere in the world; and

          (l) Any contract or arrangement with any Affiliate of Holdings or the Companies; and

          (m) Any subordination, non-disturbance, attornment or similar agreement relating to the Leased Real Estate.

          Except as set forth on Schedule 4.20:

          (i) all Material Contracts are in full force and effect and are valid, binding and enforceable against BGH Holdings, BRH Holdings or such Company (and, to the knowledge of Seller, BGH Holdings, BRH Holdings and the Companies, other parties thereto) in accordance with their terms;

          (ii) none of BGH Holdings, BRH Holdings or the
               Companies is, and, to the knowledge of
               Seller, BGH Holdings, BRH Holdings and the
               Companies, no other party to any Material
               Contract is, in breach of any provision of, in violation of, or in default under the terms of any Material Contract;

          (iii) no event has occurred which, after the giving of notice or passage of time or both, would constitute a default under or result in the breach of any Material Contract by any of BGH Holdings, BRH Holdings or the Companies, or to the knowledge of Seller, BGH Holdings, BRH Holdings or the Companies, by any other party; and

          (iv) no consent of any other party under any Material Contract is required by reason of any of the transactions contemplated by this Agreement, and none of the material rights of any of the Companies under any of the Material Contracts will be impaired by the consummation of the transactions contemplated by this Agreement and all of such rights will be enforceable by the Companies after the Closing Date without the consent or agreement by any other party.

     Seller has delivered to Buyer copies of each Material
     Contract.

     Section 4.21 Employees. Schedule 4.21 contains a complete and accurate list of all of the following to which Holdings or the Companies is a party or by which it is bound, whether written or unwritten, all of which are collectively referred to herein as the "Benefit Plans".

          (a) Employment contracts with employees of Holdings or the Companies;

          (b)  Collective bargaining agreements;

          (c)  Commission, incentive or bonus plans or
arrangements;

          (d)  Pension and retirement plans as defined in ERISA
Section 3(2), including multiemployer pension plans as defined in ERISA Section 3(37), and multiemployer health and welfare plans to which any obligation to contribute exists under a collective bargaining or similar agreement;

          (e)  Profit sharing plans;

          (f)  Non-qualified deferred compensation plans;

          (g)  Medical, dental, life or health insurance plans;

          (h) Stock purchase, stock option, phantom stock or similar plans;

          (i)  Severance plans or policies;

          (j) Welfare benefit plans as defined in Section 3(1) of ERISA;

          (k)  All other material employee fringe benefits; and
          (l) Any plan or arrangement that provided any of the benefits described above but was terminated since August 16, 1993 or, to the Seller's knowledge, in the three-year period preceding such date.

          Except as set forth on Schedule 4.21, BGH Holdings, BRH Holdings and each of the Companies has complied in all material respects with its obligations related to, and is not in default under, any of the foregoing and each of the foregoing has been operated in compliance with its terms, the Code and ERISA in all material respects since August 16, 1993 and, to the Seller's knowledge, in the three year period preceding such date. Seller has delivered to Buyer a true and complete list of the name, position and present rate of compensation, including accrued bonuses, of each employee of each of BGH Holdings, BRH Holdings and the Companies. Except as set forth on Schedule 4.21, on the date hereof there are no unfair labor practices, employment related litigation, administrative proceedings or controversies pending or, to the knowledge of Seller, Holdings or the Companies, threatened involving any employee of Holdings or the Companies. Each of BGH Holdings, BRH Holdings and the Companies is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations governing its employment practices, including without limitation, provisions relating to wages, hours, equal opportunity, discrimination in employment, and payment of social security and other taxes. None of BGH Holdings, BRH Holdings or the Companies has suffered or sustained any labor disputes resulting in any work stoppage, and no such work stoppage is threatened. Except as set forth on Schedule 4.21, to Seller's, Holdings' and the Companies' knowledge on the date hereof, there are no attempts being made to organize any employees presently employed by the Companies. All payments to employees which would have been paid in the ordinary course of business on or before the Closing Date shall have been paid as of the Closing. As of the Closing, none of the employees of BGH Holdings, BRH Holdings or the Companies will then, or, will by the passage of time hereafter become, entitled to receive any vacation time or vacation pay attributable to services rendered prior to the Closing except as provided for in the Adjusted Closing Date Balance Sheet. Accrued bonuses of employees of BGH Holdings, BRH Holdings or the Companies existing at the Closing Date will be consistent with the past compensation practices of the Companies and will be fully set forth on the Adjusted Closing Date Balance Sheet.

     Section 4.22 ERISA. Except as set forth on Schedule 4.22, with respect to each Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA (an "ERISA
Plan")):

          (a) Each of BGH Holdings, BRH Holdings and the Companies has, with respect to each ERISA Plan, fulfilled the obligations under the minimum funding standards of ERISA and the Code and is in compliance in all material respects with the applicable provisions of ERISA and the Code, and (i) has not incurred any liability to the Pension Benefit Guaranty Corporation or under an ERISA Plan, (ii) to Seller's knowledge, has not received any written notice providing that BGH Holdings, BRH Holdings or the Companies has any liability to the Pension Benefit Guaranty Corporation or under an ERISA Plan, and (iii) to Seller's knowledge, no event has occurred which would be reasonably likely to result in liability to the Pension Benefit Guaranty Corporation or under an ERISA Plan, in each case in connection with the termination of an ERISA Plan pursuant to Title IV of ERISA, where such liability would have a material adverse effect on the financial condition of BGH Holdings, BRH Holdings or the Companies;

          (b) With respect to any ERISA Plan, there have been no prohibited transactions (as defined in Section 4975(c) of the Code and Section 406 of ERISA) or reportable events (as defined in Section 4043(b) of ERISA and regulations thereunder);

          (c) Each ERISA Plan which is intended to be a qualified plan under Section 401(a) of the Code is qualified under Code Section 401(a) and has received a favorable determination letter from the Internal Revenue Service and no such letter has been revoked or threatened to be revoked;

          (d)  No withdrawal liability (as defined in ERISA
Section 4201) has been incurred by or asserted against BGH Holdings, BRH Holdings, the Companies or any of its ERISA Affiliates with respect to a withdrawal from any multiemployer pension (as defined in Section 3(37) of ERISA) or any contractually imposed withdrawal liability under any multiemployer health and welfare plan which has not been satisfied in full. To Seller's knowledge, no liability could be imposed against any of BGH Holdings, BRH Holdings or any of the Companies for any withdrawal liability, as defined in ERISA
Section 4201, if as of the Closing Date, any of the Companies or any ERISA Affiliate were to have a complete withdrawal, as defined in ERISA Section 4203, from any multiemployer plan, as defined in ERISA Section 3(37). No liability has been assessed against any of BGH Holdings, BRH Holdings or the Companies under Title IV of ERISA with respect to any ERISA Plan or any other employee pension benefit plan, as defined in ERISA Section 3(2), contributed to or maintained by an ERISA Affiliate;

          (e) Except as set forth on Schedule 4.22, all material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed;

          (f) Each of BGH Holdings, BRH Holdings and the Companies has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder ("COBRA") with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code;

          (g) Except as set forth on Schedule 4.22, there are no pending investigations by any governmental agency involving the Benefit Plans, no termination proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plans asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability, nor to the knowledge of Seller, are there any facts which could rise to any material liability in the event of any such investigation, claim, suit or proceeding;

          (h) Except as set forth on Schedule 4.22, no payment which is or may be made by any of BGH Holdings, BRH Holdings, or the Companies, or from any Benefit Plan, to any employee, former employee, director or agent of any of BGH Holdings, BRH Holdings or the Companies under the terms of any Benefit Plan, either alone or in conjunction with any other payment, has been or could in all reasonably likelihood be characterized as an excess parachute payment under Section 280G of the Code; and

          (i) No Benefit Plan, other than on ERISA Plan, provides or will provide any benefits to any current retiree or any future retiree of any of BGH Holdings, BRH Holdings or the Companies, except as required under COBRA.

     Section 4.23   Taxes.

          (a) Each of BGH Holdings, BRH Holdings and the Companies (or an Affiliate on behalf of Holdings and the Companies) has filed when due (after giving effect to applicable extensions of the time for filing) all Returns for Taxes that it was required to file and has timely paid in full all Taxes shown to be due on such Tax Returns or, except as disclosed in Schedule 4.23(a), for which notice of assessment or demand for payment has been received. All such Returns for Taxes were correct and complete in all material respects. Except as set forth on
Schedule 4.23, neither BGH Holdings, BRH Holdings nor the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. To The knowledge of Seller, Holdings and the Companies, no claim has been made by a Tax Authority in a jurisdiction where any of BGH Holdings, BRH Holdings or the Companies do not file Income Tax Returns that any of BGH Holdings, BRH Holdings or the Companies is subject to taxation by that jurisdiction. There is no Lien affecting any of the assets of BGH Holdings, BRH Holdings or the Companies that arose in connection with any failure or alleged failure to pay any Tax.

          (b) Except as set forth on Schedule 4.23, there is currently no dispute or claim raised by any Tax Authority in writing concerning any Tax liability of BGH Holdings, BRH Holdings or the Companies and no notification of an intent to examine has been received from any Tax Authority. Schedules 4.23
(a) and (b) list all Income Tax Returns of BGH Holdings, BRH Holdings and the Companies for taxable periods ended on or after December 31, 1993 and indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer copies of those portions of all filed Income Tax Returns, examination reports related to Taxes, and statements of deficiencies related to Taxes assessed against or agreed to by Seller, BGH Holdings, BRH Holdings or the Companies for any taxable period ended on or after December 31, 1993 that pertain to BGH Holdings, BRH Holdings or the Companies.

          (c) Except as set forth on Schedule 4.23, neither Seller, BGH Holdings, BRH Holdings, nor the Companies have waived any statute of limitations in respect of Taxes applicable to BGH Holdings, BRH Holdings or the Companies or agreed to any extension of time with respect to an Income Tax assessment or deficiency applicable to BGH Holdings, BRH Holdings or the Companies.

          (d) The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of
Section 3406 or Subchapter A of Chapter 3 of the Code or any other provisions of applicable law. Neither Seller, BGH Holdings, BRH Holdings nor the Companies is a Person other than a United States Person within the meaning of the Code.

          (e) Except as set forth on Schedule 4.23, neither BGH Holdings, BRH Holdings nor any of the Companies is a party to any tax allocation or tax sharing agreement. Since August 16, 1993, neither BGH Holdings, BRH Holdings nor the Companies has been a member of an affiliated group filing a consolidated Federal Income Tax Return other than a group the common parent of which is Specialty Foods Acquisition Corporation.

          (f)  Neither BGH Holdings, BRH Holdings nor the
Companies is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for Federal Income Tax purposes.

          (g) Except as disclosed on Schedule 4.23(g), neither BGH Holdings, BRH Holdings nor any Company has ever (i) filed any consent agreement under Section 341(f) of the Code; (ii) been the subject a Tax ruling that continuing effect; (iii) been the subject of a closing agreement with any Tax Authority that has continuing effect; (iv) filed or been the subject of an election under Section 338(g) or Section (h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) of the Code; or (v) granted a power of attorney with respect to any Tax matters that has continuing effect. Except as disclosed on 4.23, neither BGH Holdings, BRH Holdings nor any Company has agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change of accounting method or otherwise. Neither BGH Holdings, BRH Holdings nor any Company is a party to any agreement that under any circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code. BGH Holdings, BRH Holdings and the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, shareholder, creditor, independent contractor or other party.

     Section 4.24   Litigation.

          (a) Except as set forth on Schedule 4.24, neither BGH Holdings, BRH Holdings nor any of the Companies is engaged in or a party to or, to the knowledge of Seller, BGH Holdings, BRH Holdings or the Companies, threatened with, any suit, action, proceeding, investigation or legal, administrative, arbitration or other method of settling disputes or disagreements or any governmental investigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of Seller, BGH Holdings, BRH Holdings and the Companies, threatened against any of Seller, BGH Holdings or the Companies, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which question or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby.

          (b) Except as set forth on Schedule 4.24, neither BGH Holdings, BRH Holdings nor any of the Companies is currently, and none has been since August 16, 1993, subject to any judgment, decree, binding arbitration, order, settlement or consent agreement (other than generally issued executive or regulatory orders which are intended to apply to substantially all companies in the industry) which could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or operations of BGH Holdings, BRH Holdings and the Companies, all taken as a whole.

     Section 4.25   Compliance with Law, and Licenses and
Permits.

          (a) Neither BGH Holdings, BRH Holdings nor the Companies is in violation of any law ordinance, code, rule or regulation, including, without limitation, any Environmental Law or any law or regulation pertaining to occupational safety or health, environmental protection, price discrimination, antitrust, equal employment opportunity, employees' retirement income security or any other law, ordinance, judicial decree, order or regulation applicable to it, which could reasonably be expected to have a material adverse affect on the business, financial condition, results of operations or operations of BGH Holdings, BRH Holdings and the Companies, all taken as a whole. Except as set forth on Schedule 4.25, no notice has been issued since January 1, 1993 by any governmental body or other person of any violation of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity the payment of penalties or of any work, repairs, new construction, installation, alteration or Remediation in connection with any real or personal property or equipment of the Companies.

          (b) Each of BGH Holdings, BRH Holdings and the Companies has duly filed all reports and returns and has obtained all material licenses, permits, approvals, franchises, clearances and other authorizations as are necessary in order to enable it to own, operate, and use its assets and conduct its businesses as it is currently being conducted and occupy and lease its real property. All such material licenses, permits, approvals, franchises, clearances and authorizations are listed on Schedule 4.25, and are in full force and effect.

     Section 4.26   Environmental Matters

          (a) Except as disclosed on Schedule 4.26, the operations of the Companies, including, without limitation, the use and operation by the Companies of each parcel of Owned Real Estate and the Leased Real Estate identified on Schedule 2.01(d) has been, and on the Closing Date will be, in compliance in all material respects with all Environmental Laws.

          (b) Except as disclosed on Schedule 4.26, no Hazardous Materials have been Released in violation of applicable Environmental Law, or in a manner that requires Remediation of property under applicable Environmental Law at, on, or under any Owned Real Estate or the Leased Real Estate identified on
Schedule 2.01(d) or, to Seller's knowledge, at any other property formerly used in connection with the operation of the businesses.

          (c) Except as disclosed on Schedule 4.26, there are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings ("Environmental Proceedings") pending or to the knowledge of Seller, BGH Holdings, BRH Holdings or the Companies threatened that are based on or related to Environmental Matters.

          (d) Except as disclosed on Schedule 4.26, neither Holdings nor any of the Companies has used any waste disposal treatment, storage or recycling site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location which is listed or, to Seller's knowledge, proposed for listing under CERCLA or any similar state list, or in violation of any Environmental Laws and none of the Owned Real Property, or, to the Seller's knowledge, Leased Real Property identified on Schedule 2.01(d) are listed under CERCLA or any similar State List.

          (e) Except as disclosed on Schedule 4.26, there are no underground storage tanks, regulated concentrations of polychlorinated biphenyls ("PCBs"), surface impoundments at, on, under or within any Owned Real Estate or, to the Seller's knowledge, Leased Real Estate identified on Schedule 2.01(d), and any underground storage tanks which were removed by anyone from any Owned Real Estate during the period when the Companies owned such real estate or, by or on behalf of the Companies from any Leased Real Estate or, to the Seller's knowledge, by any other person from any Leased Real Estate identified on Schedule 2.01(d) during the term of the relevant lease, in each case were removed in compliance in all material respects with all Environmental Laws as such laws existed at the time of such removal and any Remediation required by Environmental Laws in connection with such removal was conducted in compliance in all material respects with all Environmental Laws.

          (f) Except as disclosed on Schedule 4.26, neither Holdings nor the Companies has filed or received any oral or written notice of a Release or threat of Release of a Hazardous Material or been notified that it is or may be a potentially responsible party at any waste disposal site or other location used for the disposal, treatment or storage of any Hazardous Materials.

          (g) No individual item disclosed on Schedule 4.26 (g) will result in Losses in excess of $10,000 (the "Environmental Threshold"), and the aggregate of all such items will not result in Losses in excess of $200,000 (the "Aggregate Environmental Threshold").

          (h) Schedule 4.26 identifies all environmental audits or assessments or occupational health studies undertaken since August 16, 1993 by employees of, or consultants engaged by, the Companies, and, to the knowledge of Seller, Holdings and the Companies, by any governmental agency, the results of ground water and soil testing, the results of underground fuel, water or waste tank tests and soil samples, written communications with environmental agencies, and OSHA citations or communications which are in the possession or control of Seller, BGH Holdings, BRH Holdings or the Companies ("Environmental Reports"), and copies of all such Environmental Reports have been provided to Buyer.

     Section 4.27   Adequacy of the Companies' Assets/Related
Party Transactions.  Except as described on Schedule 4.27:

          (a) The Companies' assets are (i) the same in all material respects as those assets used in the conduct of the Companies' businesses since August 16, 1993, and (ii) constitute, in the aggregate, all of the property necessary for the conduct of the Companies' business in the manner in which it is currently being conducted; and

          (b) There are no contracts or arrangements currently in effect between BGH Holdings, BRH Holdings and/or the Companies, on the one hand, and Seller and any of its subsidiaries or Affiliates other than BGH Holdings, BRH Holdings and the Companies, on the other hand.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants:

     Section 5.01 Corporate Organization and Power. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, with full corporate power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

     Section 5.02 Authority; Authorization. Buyer has full legal capacity, power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Buyer may execute, deliver and perform this Agreement without the necessity of obtaining any consent, approval, authorization or waiver, giving any notice, or making any filings or disclosures, except as set forth on Schedule 5.02 hereto. The execution, delivery and performance by Buyer of this Agreement and the other agreements contemplated hereby have been duly and validly authorized by Buyer. This Agreement and the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms.

     Section 5.03 No Violation. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Buyer and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or result in any breach of any of, (b) constitute a default under, or (c) result in a violation of the articles of incorporation or by-laws of Buyer or any indenture, mortgage, or loan agreement to which Buyer is bound or affected, or any law, statute, rule, regulation, judgment or decree to which Buyer is subject.

     Section 5.04 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer's knowledge, threatened against Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which question or challenge the validity of this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.05 Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers and management employees of Seller, BGH Holdings, BRH Holdings and the Companies and to acquire additional information about the business and financial condition of the Companies. Buyer is acquiring the Shares for investment and not with a view toward the "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Buyer agrees that the Shares may not be sold or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local, or foreign securities laws, in each case, to the extent applicable.

     Section 5.06   Financing/Sufficient Funds.

          (a) Buyer agrees to use its reasonable commercial efforts to obtain and accept a commitment letter in form and substance reasonably satisfactory (and Seller acknowledges that the Letter of Heller Financial, Inc. dated November 19, 1996, if accepted by Buyer, would be satisfactory to Seller (a "Commitment Letter")) no later than 5:00 p.m. (New York time) on December 10, 1996 (the "Delivery Date") from a commercial lending institution indicating such institution's willingness to provide to Buyer aggregate senior bank financing of approximately $50 million. Upon receipt of a Commitment Letter, Buyer will promptly deliver to Seller a true and complete copy thereof, and thereafter will deliver copies of all other final documentation received by Buyer or Bruckman, Rosser, Sherrill & Co., Inc. ("BRS") relating to such senior bank financing. In the event that Buyer or BRS has not delivered to Seller a Commitment Letter to Seller on or prior to the Delivery Date, Seller shall have the right at any time after the Delivery Date and prior to the actual delivery to Seller of a Commitment Letter to (i) terminate this Agreement pursuant to a written notice delivered by Seller to Buyer, and/or
(ii) commence negotiations with persons other than Buyer regarding the terms of a potential sale or other business combination involving any or all of BGH Holdings, BRH Holdings or the Companies.

          (b) BRS has delivered to Seller a letter setting forth its commitment to provide an aggregate of up to $30,000,000 of equity and subordinated debt financing. The financing specified in Section 5.06 (a) and this Section 5.06 (b) is referred to herein as the "Financing". The aggregate proceeds of the Financing, if obtained, will be in an amount sufficient to effect the purchase of the Shares hereunder and pay all related fees and expenses.

          (c)  If, at any time on or after 5:00 p.m. on December
27, 1996, all of the conditions specified in Section 2.01 have been satisfied or waived by Buyer, but the Closing has not occurred as a result of Buyer's failure to obtain the proceeds of the Financing, then:

               (i)  Buyer shall either (x) obtain a letter
                    of credit in the face amount of $5
                    million and containing such other terms
                    and conditions as are reasonably
                    acceptable to Seller (the "Letter of
                    Credit") which shall at all times
                    thereafter prior to the Closing remain
                    effective for the sole purpose of
                    satisfying Buyer's obligation to Seller
                    or (y) obtain from BRS a cash
                    contribution in the amount of $5 million in a form reasonably satisfactory to Seller (a "Cash Contribution") which shall at all times thereafter prior to Closing remain an unencumbered asset of Buyer; and for so long as such Letter of Credit remains effective or Cash Contribution remains an unencumbered asset of Buyer, this Agreement shall remain in full force and effect, subject only to a termination hereof in accordance with Section 6.01; or

               (ii) In the event that either (x) Buyer fails
                    to deliver to Seller the Letter of
                    Credit or evidence of the Cash
                    Contribution in accordance with the
                    provisions of (i) above or (y) either
                    the Letter of Credit expires, terminates or otherwise becomes ineffective for its intended purpose or the Cash
                    Contribution is not retained as an
                    unencumbered asset of Buyer, then Seller shall have the right at any time thereafter to either (x) terminate this Agreement pursuant to a written notice delivered by Seller to Buyer, and/or (y) commence negotiations with persons other than Buyer regarding the terms of a potential sale or other business combination involving any or all of BGH Holdings, BRH Holdings or the Companies.

          (d) Seller hereby agrees that so long as Buyer complies with the provisions of this Section 5.06(b)(i), Seller's sole recourse upon Buyer's failure to satisfy its obligations under this Agreement shall be to draw either upon the Letter of Credit and/or commence litigation against Buyer to recover all or a portion of the Cash Contribution, as the case may be, and Seller further agrees that under such circumstances, Seller shall have no recourse whatsoever against BRS or any of its officers, directors, partners, shareholders, employees, agents, representatives or other Affiliates (other than Buyer).

ARTICLE 6

TERMINATION

     Section 6.01   Termination.  This Agreement may be
terminated at any time prior to the Closing:

          (a)  By mutual written consent of Seller and Buyer;

          (b) By either Seller or Buyer by written notice if there has been a material breach on the part of Buyer or Seller of the representations and warranties or covenants of such other party set forth in this Agreement, which has not been cured within ten (10) Business Days of notice thereof or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligation to consummate the transactions contemplated hereby; provided that the party giving such notice shall not be in material breach of its representations and warranties or covenants hereunder at the time of such notice;

          (c) By either Seller or Buyer by written notice if the Closing hereunder has not been consummated by January 31, 1997, provided that (i) if a party's willful breach of its representations and warranties or covenants under this Agreement has prevented the consummation of the transactions contemplated hereby, or that party shall not be entitled to terminate this Agreement pursuant to this Section 6.01(c), and (ii) if Buyer has obtained the Financing, but the Closing has not occurred because of Buyer's failure to obtain the proceeds thereof, the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 6.01(c);
          (d)  By Seller in accordance with the provisions of
Section 5.06(b); or

          (e)  By Seller if the parties receive a so called
"Second Request" under the HSR Act.

     Section 6.02 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Buyer or Seller, except for (i) material willful breaches of and intentional misstatements in or pursuant to this Agreement prior to the time of such termination, and (ii) the provisions set forth in Section
6.03 below.

     Section 6.03   Confidentiality.  In the event of any
termination of this Agreement, each of Seller and Buyer shall continue to be bound by the terms and conditions of that certain
Confidentiality Agreement between Buyer and Seller dated August
20, 1996.

ARTICLE 7

ADDITIONAL AGREEMENTS

     Section 7.01 Survival. The representations, warranties, covenants and agreements set forth in this Agreement and in the Accounts Receivable Purchase Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby; provided, however, that the representations and warranties of Seller contained in Article 4 of this Agreement, the representations and warranties of Buyer contained in Article 5 of this Agreement, and the representations and warranties contained in the Accounts Receivable Purchase Agreement shall survive only until the end of the 18th complete month following the Closing Date, provided, however, that the representations and warranties contained in Sections 4.02, 4.04, 4.05, and 4.23 shall survive without limitations as to time, and provided further that the representations and warranties contained in Section 4.26 shall survive for five (5) years to the extent they relate to formerly Owned Real Estate, formerly Leased Real Estate and properties other than Owned Real Estate and Leased Real Estate. No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by a party after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted in writing within the applicable period shall not thereafter be barred.

     Section 7.02   Indemnification.

          (a) Seller agrees to indemnify Buyer and hold it harmless from and against any loss, claim, liability, damage, cost or expense, including reasonable legal expenses and costs (collectively, the "Losses") which Buyer, BGH Holdings, BRH Holdings or the Companies may suffer, sustain or become subject to, as the result of, arising out of or connected with; (i) any breach of the representations and warranties made by Seller in this Agreement or by SFFC in the Accounts Receivable Sale Agreement or in any certificate or instrument furnished or to be furnished by Seller to Buyer hereunder (each a "Loss Event"); or
(ii) the breach or non-fulfillment of any agreement or covenant made by Seller in this Agreement or in any instrument furnished or to be furnished by Seller to Buyer hereunder or by SFFC in the Accounts Receivable Sale Agreement; provided, however, that Seller will not be liable for any such Loss arising out of a breach by Seller of any representation or warranty contained in this Agreement or by Seller or SFFC contained in the Accounts Receivable Purchase Agreement unless the aggregate amount of all such Losses resulting to Buyer from all such breaches or claims exceeds $1,000,000 of the Purchase Price (the "Basket"), in which case Seller will be liable for all such amounts in excess of the Basket. Notwithstanding the foregoing, (i) any Loss Event relating to a breach of Section 4.26(g), or which could have been brought under Section 4.26(g), shall only be subject to rights of indemnification hereunder if the aggregate Losses resulting to Buyer from such Loss Event exceed the Environmental Threshold, and then only to the extent of such excess amount (provided that if the aggregate Losses resulting to Buyer from one or more of such Loss Events exceed the Aggregate Environmental Threshold, the Environmental Threshold shall no longer apply and all such Losses in excess of the Aggregate Environmental Threshold shall be subject to rights of indemnification hereunder (including the Basket)), (ii) the Basket shall not apply to any recovery as a result of a breach of the warranties and representations set forth in Sections 4.04, 4.05 or 4.06 (b), (iii) in the event (x) any Loss resulting from a singular Loss Event exceeds $500,000 (a "Significant Loss"), and (y) the aggregate amount of all Losses prior to such date together with the amount of such Significant Loss exceeds the Basket, Seller will be liable for the entire amount of the Significant Loss, (iv) the Basket shall not apply to any recovery as a result of a breach of the representations and warranties set forth in Section 4.07 resulting from undisclosed liabilities for borrowed money, (v) the Basket shall not apply to any recovery as a result of a breach of a representation or warranty contained in this Agreement of which an officer of Seller had actual knowledge on the Closing Date, and (vi) in no event shall Seller's aggregate liability arising out of breaches by Seller of representations or warranties contained in this Agreement exceed one-half of the Purchase Price, except to the extent that a Loss is a direct result of a breach of a representation or warranty contained in this Agreement of which an officer of Seller had actual knowledge on the Closing Date, then, in which case, the aggregate liability of Seller arising out of such breach by Seller of such representation and warranty shall not exceed the Purchase Price.

          (b) Buyer agrees to indemnify Seller and hold it harmless from and against any Losses which Seller may suffer, sustain or become subject to, as the result of a breach of any representation, warranty, covenant, or agreement by Buyer contained in this Agreement or in the Accounts Receivable Purchase Agreement.

          (c) If a claim by a third party is made against an indemnified party (the "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Agreement, from the other party (the "Indemnifying Party"), the Indemnified Party shall promptly, but in any event, within twenty
(20) Business Days, notify the Indemnifying Party in writing of such claims setting forth such claims in reasonable detail, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. With respect to claims for monetary damages only, if the Indemnifying Party acknowledges in writing its obligations to indemnify the Indemnified Party to the full extent provided by this Section 7.02, the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such liabilities, payments and obligations at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnified Party. The Indemnifying Party shall not be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; except that the consent of the Indemnified Party shall not be required if such settlement would entail solely the payment of cash damages for which the Indemnifying Party shall be responsible and shall effect payment simultaneously with the execution of any settlement, and does not entail any admission or stipulation which might adversely affect the Indemnified party (or its successors and assigns), or the business, financial condition, results of operations, operations or prospects thereof. The Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in (but not control) such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

          (d) Notwithstanding anything to the contrary contained in this Agreement, any indemnification owed under this Agreement shall be reduced by the amount of any reimbursements received by the Indemnified Party from any insurance carriers or from third parties for the same Loss Event.

          (e) Notwithstanding anything to the contrary contained in this Agreement, Buyer, Holdings and the Companies shall have no right to indemnification with respect to any Loss if any matter forming the basis for such Loss relating to amounts or levels of cash and cash equivalents, trade receivables, inventories, prepaid expenses, other current assets, accounts payable or accrued expenses as such terms are used in the balance sheets attached as Schedule 4.06 was or could have been asserted as a reduction in the value of Net Assets pursuant to the provisions of Section 1.03 of this Agreement.

          (f)  The indemnification rights provided in this
Section 7.02 and in Sections 8.04 and 9.10 shall be the sole and exclusive remedy available to each of the parties to this Agreement as against the other party for any breach of a representation or warranty, or failure to fulfill any covenant or agreement contained herein or the Accounts Receivable Purchase Agreement. Section 7.02 shall not be interpreted to permit a double recovery with respect to Taxes for which indemnification is provided under Section 8, nor to permit a party to recover amounts with respect to Taxes that are such party's responsibility under Section 8.

          (g) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable law.

     Section 7.03 Expenses. Except as otherwise expressly provided herein, each party will pay all of its expenses, including attorneys' and accountants' fees, incurred in connection with the negotiation of this Agreement and the performance of its obligations hereunder (whether or not the Closing occurs) and the consummation of the transactions contemplated by this Agreement.

     Section 7.04 Press Releases and Announcements. No press releases, announcements or other disclosures related to this Agreement or the transactions contemplated herein will be issued or made by any parties hereto or by Holdings or the Companies without the joint approval of Buyer and Seller, except for any public disclosure which either party in good faith believes is required by law (in which case such party will consult with the other party prior to making such disclosure). Buyer and Seller will cooperate to prepare a joint press release to be issued on the Closing Date. Notwithstanding the generality of the foregoing, in the event that the Agreement is terminated solely under Section 5.06, neither party will make any press release, announcement, public statement or other disclosure that is harmful to the reputation of the other party or its Affiliates, or their respective shareholders, directors, officer, employees, agents, representatives; provided, that Seller shall be permitted to specifically state that the transaction was terminated as a result of a lack of financing.

     Section 7.05 Continuing Access to Records. Except as otherwise required by Section 8.06(c), for a period of not less than five (5) years from the Closing Date: (i) Buyer agrees to give Seller reasonable cooperation, access, and staff assistance, as reasonably necessary, during normal business hours with respect to books and records and other financial data delivered to Buyer hereunder or in the possession of Holdings or the Companies for periods prior to Closing as may be necessary for general business purposes, and (ii) Seller agrees to give Buyer reasonable cooperation, access and staff assistance, as needed, during normal business hours with respect to books and records and other financial data relating to Holdings or the Companies that are retained by Seller, as may be reasonably necessary for general business purposes.

     Section 7.06   Existing Insurance Coverage.

          (a) From and after the Closing, Seller shall use reasonable efforts (which shall not require acceptance of adverse changes in its existing insurance policies or in any replacement insurance policies or other unreasonably adverse effects on Seller), subject to the terms of Seller's insurance policies, to retain the right to make claims and receive recoveries, subject to the provisions of this Section 7.06, for the benefit of Holdings and the Companies under existing insurance policies of Seller which benefit Holdings or the Companies and which are not transferred to Buyer at Closing or retained by Holdings or the Companies. With respect to any actions, suits and proceedings against, and any losses, liabilities, damages or expenses of, Holdings or the Companies arising out of events or circumstances which are covered by any such existing insurance policies (each an "Insured Liability"), Seller shall promptly pay to Buyer, Holdings and the Companies the proceeds of such insurance policies in respect of any such Insured Liability actually received by Seller (it being understood that any proceeds of such insurance policies applied directly by the insurance carrier(s) to such Insured Liability shall be deemed to be a payment made by Seller in respect of such Insured Liability). Subject to the right of Buyer to seek indemnification pursuant to the provisions of Section 7.02(a), (i) Buyer, Holdings and the Companies shall be fully liable, jointly and severally, for all deductibles, retentions, exclusions and any portion of retrospective premium adjustments attributable to such Insured Liabilities as reasonably determined by Seller and Seller's insurance carrier, and other amounts, losses and expenses to the full extent not paid, for whatever reason, by such insurance carrier(s) or not covered by such insurance policies, it being understood that Seller shall be under no obligation to make any such payments or to advance any such payments; and (ii) Buyer agrees to reimburse, indemnify and hold Seller and its Affiliates harmless for out-of-pocket costs and expenses (including, without limitation, any retroactive premium adjustments and current or prospective premium increases imposed on Seller or any of its Affiliates resulting from Insured Liabilities, but not including normal internal administrative expenses) incurred after the Closing Date by Seller to carry out any obligations pursuant to this Section
7.06. Buyer and Seller shall mutually agree on an acceptable arrangement for the submission of claims for such Insured Liabilities to the appropriate insurer.

          (b) With respect to any master insurance policies that apply to Holdings and/or the Companies, or to other subsidiaries of Seller which Seller is unable to separate at Closing, Buyer shall be liable and shall promptly pay to Seller any and all retroactive premium adjustments attributable to the activities of Holdings and the Companies under such policies as reasonably determined by Seller and Seller's insurance carrier.

          (c) Nothing contained herein to the contrary shall prohibit Seller from managing its risk management program with respect to Post-Closing periods, including, without limitation, the cancellation or reduction of the amount or scope of insurance coverage with respect to Pre- or Post-Closing periods, in a manner consistent with its reasonable business judgment as applied to the continuing operations of Seller and its Affiliates (other than Holdings and the Companies).

     Section 7.07   Companies Performance.  Seller will cause
Holdings and the Companies to perform all of their obligations hereunder and under the other agreements contemplated hereby which are to be performed prior to Closing.

     Section 7.08 Continuing Assistance. Subsequent to the Closing, Buyer will use commercially reasonable efforts to provide to Seller, and Seller will use commercially reasonable efforts to provide to Buyer, such assistance that the other party reasonably may request in connection with the transfer of ownership and control of the Shares and the consummation of the transactions contemplated by this Agreement.

     Section 7.09   Employee Matters.

          (a) Buyer agrees that for a period of at least one year after the Closing Date it will provide all employees of the Companies which continue to be employed by Buyer, Holdings or the Companies during such period with benefits which are in the aggregate substantially equivalent to those benefits provided to such employees by Holdings and the Companies immediately prior to the Closing. In addition, Buyer agrees to give to the fullest extent possible such employees service credit for all periods of employment with Seller or its Affiliates (including the Companies) prior to the Closing Date for purposes of eligibility and vesting (but not benefit accrual) under any plan adopted by the Companies or by Buyer or any Affiliate of Buyer to provide benefits to such employees.

          (b) Buyer represents that it does not contemplate a plant closing or mass lay-off of employees of the Companies, or any terminations that in the aggregate would constitute a mass lay-off of employees of the Companies, within 90 days of the Closing.

     Section 7.10 Third Party Beneficiaries. This Agreement does not create any rights in parties who are not a party to this Agreement.

     Section 7.11 Elimination of Inter-Companies and Affiliate Accounts. Effective immediately prior to Closing, all inter-company receivables, payables and loans then existing between Holdings and the Companies, on the one hand, and Seller and any of Seller's subsidiaries (other than Holdings or the Companies), on the other hand, shall be settled by way of a capital contribution in kind with respect to a net inter-company amount due from Holdings or the Company to Seller or any of Seller's subsidiaries (other than Holdings or the Companies) or by way of a dividend in kind with respect to a net inter-company amount due from Seller or any of Seller's subsidiaries (other than Holdings or the Companies) to Holdings or the Companies. Any such settlement shall be accomplished in the manner reasonably selected by Seller, without any violation of any law or regulation or the incurrence of any tax, penalties, interest or other charges (other than taxes with respect to which Seller shall be responsible).

     Section 7.12   Cash Management.

          (a) BGH Holdings and BRH Holdings and the Companies participate in Seller's central cash management system and shall continue to so participate in accordance with prior practice until the Closing.

          (b) Seller shall be responsible for funding all disbursements of BGH Holdings and BRH Holdings and the Companies that are presented for payment prior to the opening of business on the Closing Date.

          (c) Effective as of the close of business on the day prior to the Closing Date, Seller shall not have any further right to any funds in any account listed on Schedule 4.10 and in any event will not remove any funds or assets from BGH Holdings, BRH Holdings or the Companies to the extent such funds or assets are reflected on the Closing Date Balance Sheet, and if so removed, will be owed by Seller to Buyer. Effective at the opening of business on the Closing Date, Buyer and the Companies shall take physical possession of each of such accounts and the balances therein and of the unused check stock, if any, related to such accounts.

     Section 7.13 Surety Bonds and Letters of Credit. Promptly after Closing, Buyer shall use its commercially reasonable efforts to cause itself or one or more of its affiliates, including Holdings and the Companies, to be substituted in all respects for Seller or any of Seller's subsidiaries other than Holdings and the Companies, effective as of Closing, under all of the surety bonds and letters of credit listed on Schedule 4.20 to this Agreement.

     Section 7.14 License Applications. Seller has made or will make before the Closing timely application or notification for the renewal, reissuance or, if required, transfer of all such licenses, permits, approvals, franchises, clearances and other authorizations for which any law, ordinance, code, rule or regulation (including, without limitation, any Environmental Law) requires that applications or notices must be filed on or before the Closing to maintain the licenses, permits, approvals, franchises, clearances and other authorizations in full force and effect up to and through the Closing.

     Section 7.15   Purchased Accounts Receivable.

          (a) Seller guarantees to Buyer that, except to the extent of the reserve for doubtful accounts in an amount equal to one percent (1%) (the "Receivable Reserve") of the face amount of the Purchased Accounts Receivable (as such term is defined in the Accounts Receivable Purchase Agreement), the Purchased Accounts Receivable will be valid and legally binding obligations of the account debtors thereof and will be collected by Buyer or its designee on or before 120 days after the Closing Date. Any Purchased Accounts Receivable, or portion thereof in excess of the Receivable Reserve not so collected may, at the option of Buyer, be assigned, without representation, warranty or recourse, by Buyer to Seller, and the face amount thereof, or the unpaid portion thereof, as the case may be, shall be paid by Seller to Buyer.

          (b) Buyer shall use all reasonable commercial efforts to collect the Purchased Accounts Receivable. For purposes of determining whether an account receivable of a particular customer has been collected, payments received from that customer shall be applied on a first-in, first-out basis, except for instances when (i) Buyer or the Companies has converted the customer to a "cash on delivery" payment terms in accordance with its normal credit policies, or (ii) as a result of a bona fide dispute relating to a Purchased Accounts Receivable, the customer has directed Buyer or the Companies in writing to apply its payment to a receivable other than the Purchased Accounts Receivable.

     Section 7.16 Buyer's Notice. Buyer agrees to notify Seller prior to Closing of any matter of which Buyer becomes aware of that could reasonably constitute a violation by Seller of any of Seller's warranties, representations, covenants or agreements under this Agreement.

     Section 7.17 Allocation of Purchase Price. Buyer and Seller agree to discuss the allocation of the Purchase Price as between the Shares of BGH Holdings and BRH Holdings. If the parties are able to reach agreement on an allocation, such allocation shall be reflected in an allocation schedule which shall be attached to this Agreement. In the event such a schedule is so attached, Buyer and Seller agree to allocate for all purposes, and to account for and report the purchase and sale contemplated hereby for all purposes (including, without limitation, financial, accounting and tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with such allocations without the prior written consent of the other, except to the extent such consistency is not permitted by applicable law or generally accepted accounting principles.

ARTICLE 8

TAX MATTERS

     Section 8.01 Allocation of Federal and State Income Taxes. Seller shall timely prepare and file all Tax Returns for any U.S. Federal Income Taxes and any State Income Taxes attributable to Holdings or the Companies for any Pre-Closing Period and shall pay all Taxes related to such Tax Returns including, but not limited to, liabilities with respect to U.S. Federal Income Taxes and/or State Income Taxes for Pre-Closing Periods which are assessed or asserted after the Closing Date (collectively, "Post-Closing Assessments"). Buyer shall timely prepare and file all Tax Returns for any U.S. Federal Income Taxes and any State Income Taxes attributable to BGH Holdings, BRH Holdings or the Companies for any Post-Closing Period and shall pay all Taxes related to such Tax Returns.

     Section 8.02   Determination of Pre- and Post-Closing
Taxable Income for Federal Income Tax Purposes.

          (a) In General. For purposes of computing the U.S. Federal Income Taxes and State Income Taxes attributable to BGH Holdings, BRH Holdings or the Companies for the Pre-Closing Period beginning on January 1, 1996 and ending on the Closing Date, Seller and Buyer expressly acknowledge and agree that items of income and deduction shall be allocated for Federal and State Income Taxes to the Pre-Closing Period on the one hand, and to the Post-Closing Period, on the other hand, in accordance with Treas. Reg. 1.1502-76(b)(2)(i).

          (b) No Contrary Elections. Consistent with the general allocation agreement set forth in Section 8.02(a), each of Seller and Buyer expressly acknowledge and agree that it shall not (either directly or through any of their respective
Affiliates) make any election available under Treas. Reg.
1.1502-76(b)(2)(ii) regarding ratable allocation of a period's items or any corresponding provision of any Law.

          (c) Special Provision Regarding State Income Taxes. Buyer and Seller expressly acknowledge and agree that if BGH Holdings, BRH Holdings and the Companies are permitted but not required under any applicable State Income Tax Laws to treat the Closing Date as the last day of a taxable period beginning on January 1, 1996 and ending on the Closing Date (the "State Income Tax Stub Period"), then Buyer and Seller shall treat the Closing Date as the last day of such period and compute State Taxable Income with respect to such jurisdiction consistent with the computation of Federal Income Taxes under Section 8.02 (a) and
(b). Consistent with the general provisions of this Article 8, if BGH Holdings, BRH Holdings and the Companies are not permitted under applicable State Income Tax Laws to treat the Closing Date as the last day of the State Income Tax Stub Period (a "Straddle Tax"), then the parties shall allocate the State Income Taxes with respect to such jurisdiction between the Pre-Closing Period and the Post-Closing Period in accordance with the principles of Treas. Reg. Sec. 1.1502-76(b)(2) (i). Buyer shall be responsible for the preparation and filing of all Tax Returns related to Straddle Taxes and shall pay all Taxes shown as due and payable on such Tax Returns. At least thirty (30) days prior to the due date for any such Tax Return, Buyer shall submit to Seller calculation of Seller's allocable share of the Straddle Tax for the Pre-Closing Period. Within 5 days of Seller's receipt of such calculation, Seller shall have the right to contest such calculation. To the extent Seller and Buyer are unable to resolve any such disagreement within 15 days prior to the due date for such Tax Return, such disagreement shall be referred to the Neutral Auditors for final resolution. No later than the due date for such Tax Return, (x) Seller shall pay to Buyer the excess, if any, of the amount by which the State Income Tax allocable to the State Income Tax Stub Period (as finally resolved) exceeds the aggregate estimated payments made by Seller (or by any Affiliate of Seller in respect of Holdings or the Companies) prior to the Closing Date (the "Pre-Closing Estimated Payments"), and (y) Buyer shall pay to Seller the excess, if any, of the amount by which the Pre-Closing Estimated Payments exceed the State Income Tax allocable to the State Income Tax Stub Period as finally resolved.

     Section 8.03 Other Taxes. Except as set forth in the last sentence of this section 8.03, Seller shall timely prepare and file all Tax Returns related to Other Taxes of BRH Holdings, BGH Holdings, or the Companies that are required to be filed on or before the Closing Date and shall pay all Taxes related to such Tax Returns. Buyer shall timely prepare and file all Tax Returns related to Other Taxes of BRH Holdings, BGH Holdings, or the Companies that are required to be filed after the Closing Date and shall pay all Taxes related to such Tax Returns. Notwithstanding anything to the contrary set forth herein, Buyer shall pay all taxes incurred in connection with the transfer of the Shares including, without limitation, any sales, use or transfer taxes.

     Section 8.04   Indemnification.

          (a) Seller shall indemnify and hold harmless Buyer, BRH Holdings, BGH Holdings, and the Companies from and against
(i) any Tax liability with respect to Income Tax Returns for which Seller is responsible for the preparation, filing and payment of Taxes pursuant to Section 8.01, including the portion of any Straddle Taxes for which Seller is responsible under
Section 8.02(c); (ii) any Tax liability for periods prior to and including the Closing Date resulting from BRH Holdings, BGH Holdings, or the Company being severally liable for any Taxes of any consolidated group of corporations of which BRH Holdings, BGH Holdings, or the Company (prior to the Closing Date) is or was a member pursuant to Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision; (iii) any Tax liability for any predecessor of BRH Holdings, BGH Holdings, or the Company for any period prior to and including the Closing Date; and (iv) any liability for any other taxes of BRH Holdings, BGH Holdings, or the Company for any Pre-Closing Period to the extent such liability exceeds the accrual for such Other Taxes on the Closing Balance Sheet. Buyer shall indemnify and hold harmless Seller from and against any tax liability with respect to Income Tax Returns for which Buyer is responsible for the preparation, filing and payment of Taxes pursuant to Section 8.01, including the portion of any Straddle Taxes for which Seller is responsible under Section 8.02 (c). Seller shall pay such amounts as it is required hereunder and Buyer shall pay such amounts as it is required to pay Seller hereunder in each case within fifteen (15) calendar days after payment of any applicable Tax liability by Buyer, BRH Holdings, BGH Holdings, or the Company.

          (b) Any Other Taxes for a period of time including both a Pre-Closing Period and a Post-Closing Period shall be apportioned between such period based, in the case of real and personal property Taxes, on a per diem basis, and in the case of all other Taxes, on the actual activities of BRH Holdings, BGH Holdings, or the Companies during such periods, as if the books of BRH Holdings, BGH Holdings, or the Companies were closed on the Closing Date.

     Section 8.05   Refunds and Carrybacks.

          (a) Seller shall be entitled to any refunds or credits of Federal or State Income Taxes or Other Taxes attributable to or arising in Pre-Closing Periods.

          (b) Buyer, BGH Holding, BRH Holdings or the Companies, as the case may be, shall be entitled to any refunds or credits of Federal or State Income Taxes or Other Taxes attributable to
Post-Closing Periods.

          (c) Buyer shall cause BGH Holding, BRH Holdings and the Companies to promptly forward to Seller or to reimburse Seller for any refunds or credits due Seller pursuant to this
Section 8.05, after receipt thereof, and Seller shall promptly forward to Buyer or reimburse Buyer pursuant to this Section 8.05, for any refunds or credits due Buyer after receipt thereof.

          (d) Buyer agrees that, with respect to any Income Tax neither Buyer nor BGH Holdings, BRH Holdings or the Companies shall carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date ("Subsequent Loss") into any taxable period ending on or before the Closing Date. If a Subsequent Loss with respect to any Income Tax is carried back into any taxable period ending on or before the Closing Date, Seller shall be entitled to any refund or credit of taxes realized as a result thereof and Buyer shall promptly forward any such refund or the amount of such credit received by the Buyer, Holdings or the Companies to Seller pursuant to Section 8.0 5 (c).

          Buyer shall not, without Seller's consent, file or permit Holdings or the Companies to file any Amended Tax Return for any period ending on or prior to the Closing Date, or beginning before the Closing Date and ending after the Closing Date, without Seller's written consent.

     Section 8.06 Interperiod Adjustments. If there is any adjustment to a Tax Return of Seller, BGH Holdings, BRH Holdings or the Companies for any tax period and an item of deduction, credit, loss or expense is disallowed in a period for which Seller is or may be liable for taxes hereunder, (or an item of income is required to be recognized on a return with respect to such period which was not reported on the return), in either such case resulting in a tax detriment suffered by Seller or by either BGH Holdings, BRH Holdings or the Companies, as the case may be, for such period, and such disallowance or recognition results in a tax benefit to Buyer, BGH Holdings, BRH Holdings or the Companies for a Post-Closing Period (the "Tax Benefit"), or vice versa, then the party receiving the Tax Benefit shall pay to the party receiving the Tax Detriment the lesser of the amount of the Tax Benefit or Tax Detriment actually received (each such payment a "Tax Benefit Reimbursement"). The foregoing computation shall be made separately for U. S. Federal Income Tax and State Income Tax purposes. Each such Tax Benefit Reimbursement shall be paid within thirty (30) calendar days after the Tax Benefit and Tax Detriment are actually received and shall not be reduced by any time value of money or other discount component. If a party should fail to pay any Tax Benefit Reimbursement within five (5) Business Days of the determination of the amount thereof, such amount shall accrue interest at an amount equal to 10% per annum compounded annually from the date of determination to the date of payment.

     Section 8.07   Covenants.

          (a) Termination of Existing Tax-Sharing Agreements. All tax-sharing agreements or similar arrangements with respect to or involving BGH Holdings, BRH Holdings and the Companies shall be terminated (but only with respect to BGH Holdings, BRH Holdings and the Companies) effective as of the Closing.

          (b) Cooperation and Records Retention. Seller and Buyer shall (i) each provide the other, and Buyer shall cause BGH Holdings, BRH Holdings and the Companies to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for taxes, which the other party may be liable for, (ii) each retain and provide the other, and Buyer shall cause BGH Holdings, BRH Holdings and the Companies to retain and provide Seller, with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any such Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause BGH Holdings, BRH Holdings and the Companies to retain, and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. In the event that a party fails to reasonably comply with any request by the other to provide any assistance, records, information or other items contemplated by this Section 8.07 (b), the requesting party shall have the right, in addition to any other remedies which it might have under this Agreement or under Law, to retain (at the other party's expense) such accountants, attorneys or other advisors as reasonably necessary for the purpose of conducting an audit of the books and records of the other party or its Affiliates, as applicable, in order to obtain such requested assistance, records, information or other items.

          (c) Tax Proceedings. Seller shall exercise, at its expense, the control, handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by BGH Holdings, BRH Holdings or the Companies for which Seller may be liable, or against which Seller may be required to indemnify Buyer pursuant hereto. Notwithstanding the foregoing, Buyer shall have the right to participate in controlling, handling, disposing and settling (together with Seller) any issue relating to any Tax Return that includes a Pre-Closing Period and a Post-Closing Period, and Seller shall promptly notify Buyer of such an issue and provided further that, if there is a disagreement with respect to the manner in which the issues related to such a Tax Return should be handled, the party with the greater economic interest in the resolution of such issues shall have the ultimate right to determine the disposition of such issues. Buyer shall notify Seller of its election to participate as provided above within sixty (60) days of Buyer's receipt of Seller's notice. If Seller does not receive such a notice, it shall be conclusively presumed that Buyer has elected not to so participate. In the event Buyer does not elect to participate as provided above, Seller shall promptly notify Buyer if, in connection with any such inquiry, examination or proceeding, any government authority proposes to make any assessment or adjustment with respect to tax items of BGH Holdings, BRH Holdings or the Companies, which assessments or adjustments could affect Holdings or the Companies following the Closing Date, and shall not agree to any such assessment or adjustment without the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall notify Seller in writing within thirty (30) days, (but in no event later than ten (10) days prior to the time in which such Tax Authority has required a response), of receiving either verbal or written notice of learning of any such inquiry, examination or proceeding. Any failure of Buyer to so notify Seller shall release Seller from any obligation or indemnification with respect to such Tax under this Agreement to the extent Seller is actually prejudiced thereby. Buyer shall cooperate (and shall cause Holdings and the Companies to cooperate) with Seller, as Seller may reasonably request, in any such inquiry, examination or proceeding.

          (d) Preparation of Tax Return Package for Short Year Ending on the Closing Date. Buyer agrees to cause BGH Holdings, BRH Holdings and the Companies to prepare the usual and customary "Tax Reporting Packages" which have historically been prepared for Holdings and the Companies with respect to the period beginning January 1, 1996 and ending on the Closing Date. Buyer shall provide Seller with a copy of such "Tax Reporting Packages" as soon as practicable and, in any event, no later than the earlier of (i) the date which is one hundred and eighty calendar days (180) after the Closing Date, or (ii) June 1, 1997. Buyer agrees to cause BGH Holdings, BRH Holdings and the Companies to prepare an estimated "Tax Reporting Package" for this same period by March 1, 1997 if so requested by Seller.

     Section 8.08 Disagreements Over Tax Matters. The parties shall cooperate fully with each other in all matters relating to Taxes and in the determination of amounts payable hereunder. In the case of disagreement as to the course of action to be pursued in dealing with Tax Authorities (including, without limitation, matters with respect to preparation and filing of Tax Returns, conduct of audits, and proceedings in courts), the decision of the party (Seller, on the one hand, or Buyer, on the other hand) which will economically benefit from or be burdened by the course of action (or in the case both parties benefit and/or are burdened, the decision of the party with the greatest benefit or burden) shall control, but the controlling party shall indemnify the other party from and against losses, damages and expenses incurred by the indemnified party in pursuance of such course of action in excess of the losses, damages and expenses which would have been incurred by the indemnified party had the course of action proposed by the indemnified party been pursued. Any party involved in any formal or informal act or proceeding relating to tax matters which affects the other party shall promptly give such other party notice thereof and keep such other party fully and timely informed of developments.

     Section 8.09 338(h)(10) Election. Buyer shall not make any election pursuant to Section 338 of the Code or take any action or commit any omission, or permit Holdings or the Companies to take any action or commit any omission that is deemed to be such an election.

ARTICLE 9

MISCELLANEOUS

     Section 9.01   Amendment and Waiver.

          (a) This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment and waiver will be binding upon Seller only if set forth in a writing executed by Seller and any such amendment or waiver will be binding upon Buyer only if set forth in a writing executed by Buyer.

          (b) No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

     Section 9.02 Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or by documented overnight delivery service, or sent by telecopy, telefax or other electronic transmission service, provided a confirmation copy is also sent no later than the next Business Day by first class mail (return receipt requested and first class postage prepaid), or by certified mail or registered mail (return receipt requested and first class postage prepaid). Notices, demands and communications to Buyer or Seller will, unless another address is specified in writing, be sent to the address indicated below:

          Notices to Seller:

          Specialty Foods Corporation
          9399 W. Higgins Road, Suite 800
          Rosemont, Illinois 60018
          Attn.:    General Counsel
          FAX: 847/685-1010

          Notices to Buyer:                  with a copy to:

          B Companies Acquisition Corp.           Dechert Price &
Rhoads
          c/o Bruckmann, Rosser, Sherrill & Co.,       477
Madison Avenue
               Inc.                          New York, NY  10022
          126 East 56th Street                    Attn.:    Karl
S. Okamoto, Esq.
          New York, NY 10022                 FAX: 212/308-2041
          Attn.:    Mr. Stephen C. Sherrill
          FAX: 212/521-3799

or to such address as any party shall specify by written notice so given.

     Section 9.03 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign all or any portion of its rights and obligations hereunder (including its rights under Section 4.12): (i) as collateral security to one or more persons that provide the Financing; (ii) to any person that acquires all or any substantial portion of the businesses of Buyer or the Companies following the Closing in connection with the disposition by Buyer of its businesses or of the Companies; and (iii) to an Affiliate of Buyer (any such person referred to in Subsections (i), (ii) and (iii) is referred to herein as an "Assignee"). Such assignment shall be made pursuant to documentation in form and substance reasonably acceptable to Seller which documents shall include, without limitation, in the case of the assignments contemplated in clause
(ii) and (iii) hereof, an assumption by the Assignee of all of the obligations of Buyer hereunder. In the event of any such assignment and assumption, all rights and obligations of Buyer shall be assumed by the Assignee, but Buyer shall remain liable for any and all such obligations to Seller regardless of such assignment.

     Section 9.04 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 9.05 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent. Seller and Buyer each acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

     Section 9.06 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

     Section 9.07 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     Section 9.08   Governing Law/Jurisdiction.

          (a) THE SUBSTANTIVE LAW (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

          (b) The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the City of New York for any actions, suits, or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth above shall be effective service of process for any action, suit or proceeding brought by a party against a party in any such court relating to this Agreement or the transaction contemplated hereby. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts (including by means of faxed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

     Section 9.10 Advisor Fees. Buyer has not used an investment advisor or broker in connection with the transactions contemplated by this Agreement, and there are no claims for investment banker, broker, or finder fees or similar compensation in connection with the transactions contemplated by this Agreements based on any arrangement or agreement by or on behalf of Buyer, except pursuant to an arrangement with BRS, for which Buyer is solely responsible. Neither Seller, BGH Holdings, BRH Holdings, nor the Companies have retained any investment advisor or incurred any liability or obligation for any investment banker fees, or similar compensation in connection with the transactions contemplated by this Agreement, except pursuant to an arrangement with Merrill Lynch & Co., for which Seller is solely responsible. Notwithstanding anything to the contrary in Section 7.02, Buyer will indemnify Seller for any breach of its representation in this Section, and Seller will indemnify Buyer for any breach of its representation in this Section.

     Section 9.11 Disclaimer Regarding Projections. In connection with Buyer's investigation of the Companies, Buyer has received from Seller or its representatives certain projections, including the information contained in (i) the Confidential Information Package, (ii) responses to requests by Buyer for additional information, and (iii) the management presentation. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underling such estimates, projections and forecasts), and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Buyer agrees that Seller makes no representation or warranty with respect to such projections and other forecasts and plans, except that Seller has no knowledge of any information that would render the projections misleading in any material respects.

     Section 9.12   Filings and Applications.

          (a) Each of Seller and Buyer shall use its reasonable commercial efforts and shall fully cooperate with the other to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party permits, authorizations, consents, approvals, orders, qualifications and waivers which are necessary or desirable for the consummation of the transactions contemplated hereby (collectively, the "Consents"), and each party shall keep the other party fully apprised of its actions with respect to all of the foregoing.

          (b) If applicable, within five (5) Business Days of this Agreement, Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated herein and will each bear the costs and expenses of their respective filings. Buyer will pay the filing fee therefore. Each of Buyer and Seller will use its respective good faith efforts to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including, without limitation, the institution or defense of legal proceedings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein, and each party shall keep the other party fully apprised of its actions with respect to all of the foregoing.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                   SPECIALTY FOODS CORPORATION


                                   By:  /s/ Robert L. Fishbune
                                   Name:     Robert L. Fishbune
                                   Title:    Vice President


                                   B COMPANIES ACQUISITION CORP.


                                   By:  /s/ Stephen C. Sherrill
                                   Name:     Stephen C. Sherrill
                                   Title:    President

LIST OF SCHEDULES


Exhibit A           Accounts Receivable Agreement

Schedule 2.01(d)         Consents and Approvals
Schedule 2.01(h)         Title Policies
Schedule 4.01       Corporate Organization, Power and
Subsidiaries
Schedule 4.03            No Violations
Schedule 4.04            Shares
Schedule 4.05            Ownership of Shares
Schedule 4.06            Financial Statements
Schedule 4.07            Undisclosed Liabilities
Schedule 4.08            No Material Adverse Change
Schedule 4.09            Absence of Certain Changes
Schedule 4.10            Directors, Officers and Bank Accounts
Schedule 4.12            Inventory
Schedule 4.13            Insurance
Schedule 4.14            Title to Assets and Conditions
Schedule 4.15            Owned Real Estate
Schedule 4.16            Real Estate Leases
Schedule 4.17            Personal Property Leases
Schedule 4.18            Motor Vehicles
Schedule 4.19            Intellectual Property
Schedule 4.20            Material Contracts
Schedule 4.21            Employees
Schedule 4.22            ERISA
Schedule 4.23            Taxes
Schedule 4.24            Litigation
Schedule 4.25            Compliance with Law, and Licenses and
Permits
Schedule 4.26            Environmental Matters
Schedule 4.26 (d)        Environmental Matters Subject to
Environmental Threshold and
                    Aggregate Environmental Threshold.
Schedule 4.27            Adequacy of Companies' Assets/Related
Party Transactions

Schedule 5.02            Authority; Authorization
[Execution Copy]











STOCK PURCHASE AGREEMENT

by and between

SPECIALTY FOODS CORPORATION

and

B COMPANIES ACQUISITION CORP.

GOVERNING THE OUTSTANDING CAPITAL STOCK OF BGH HOLDINGS, INC.

AND BRH HOLDINGS, INC.


November 26, 1996

















TABLE OF CONTENTS


                                                            Page

ARTICLE 1

PURCHASE AND SALE OF STOCK

Section 1.01   Definitions                                   2
Section 1.02   Basic Transaction                            12
Section 1.03   Consideration for Purchase of Shares         12
Section 1.04   The Closing                                  15
Section 1.05   Procedures at Closing                        16

ARTICLE 2

CONDITIONS TO CLOSING

Section 2.01   Conditions to Buyer's Obligations            16
Section 2.02   Conditions to Seller's Obligations           21

ARTICLE 3

COVENANTS PRIOR TO CLOSING

Section 3.01   Affirmative Covenants of Seller              23
Section 3.02   Negative Covenants of Seller                 25
Section 3.03   Covenants of Buyer                           27

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.01   Corporate Organization, Power and Subsidiaries28
Section 4.02   Authority; Authorization                     28
Section 4.03   No Violations                                29
Section 4.04   Shares                                       29
Section 4.05   Ownership of Shares                          30
Section 4.06   Financial Statements                         31
Section 4.07   No Undisclosed Liabilities                   32
Section 4.08   No Material Adverse Change                   32
Section 4.09   Absence of Certain Changes                   32
Section 4.10   Directors, Officers and Bank Accounts        33
Section 4.11   Accounts Receivable                          34
                                                            Page

Section 4.12   Inventory                                    34
Section 4.13   Insurance                                    35
Section 4.14   Title to Assets and Conditions               36
Section 4.15   Owned Real Estate                            36
Section 4.16   Real Estate Leases                           38
Section 4.17   Personal Property Leases                     41
Section 4.18   Motor Vehicles                               41
Section 4.19   Intellectual Property                        42
Section 4.20   Material Contracts                           44
Section 4.21   Employees                                    46
Section 4.22   ERISA                                        48
Section 4.23   Taxes                                        51
Section 4.24   Litigation                                   53
Section 4.25   Compliance with Law, and Licenses and
               Permits                                      54
Section 4.26   Environmental Matters                        54
Section 4.27   Adequacy of the Companies' Assets/Related Party
Transactions   56

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.01   Corporate Organization and Power             57
Section 5.02   Authority; Authorization                     57
Section 5.03   No Violation                                 57
Section 5.04   Litigation                                   58
Section 5.05   Acquisition of Shares for Investment         58
Section 5.06   Financing/Sufficient Funds                   58

ARTICLE 6

TERMINATION

Section 6.01   Termination                                  61
Section 6.02   Effect of Termination                        62
Section 6.03   Confidentiality                              62
ARTICLE 7

ADDITIONAL AGREEMENTS

                                                            Page

Section 7.01   Survival                                     62
Section 7.02   Indemnification                              63
Section 7.03   Expenses                                     66
Section 7.04   Press Releases and Announcements             66
Section 7.05   Continuing Access to Records                 67
Section 7.06   Existing Insurance Coverage                  67
Section 7.07   Companies Performance                        68
Section 7.08   Continuing Assistance                        69
Section 7.09   Employee Matters                             69
Section 7.10   Third Party Beneficiaries                    69
Section 7.11   Elimination of Inter-Companies and Affiliate
Accounts       69
Section 7.12   Cash Management                              70
Section 7.13   Surety Bonds and Letters of Credit           70
Section 7.14   License Applications                         71
Section 7.15   Purchased Accounts Receivable                71
Section 7.16   Buyer's Notice                               72
Section 7.17   Allocation of Purchase Price                 72

ARTICLE 8

TAX MATTERS

Section 8.01   Allocation of Federal and State Income Taxes 72
Section 8.02   Determination of Pre- and Post-Closing Taxable
Income
               for Federal Income Tax Purposes              73
Section 8.03   Other Taxes                                  74
Section 8.04   Indemnification                              74
Section 8.05   Refunds and Carrybacks                       75
Section 8.06   Interperiod Adjustments                      76
Section 8.07   Covenants                                    77
Section 8.08   Disagreements Over Tax Matters               79
Section 8.09   338(h)(10) Election                          80

                                                            Page


ARTICLE 9

MISCELLANEOUS

Section 9.01   Amendment and Waiver                         80
Section 9.02   Notices                                      80
Section 9.03   Assignment                                   81
Section 9.04   Severability                                 82
Section 9.05   No Strict Construction                       82
Section 9.06   Captions                                     82
Section 9.07   Complete Agreement                           82
Section 9.08   Governing Law/Jurisdiction                   83
Section 9.09   Counterparts                                 83
Section 9.10   Advisor Fees                                 84
Section 9.11   Disclaimer Regarding Projections             84
Section 9.12   Filings and Applications                     85